As filed with the Securities and Exchange Commission on July 16, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CHILE MINING TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Nevada	1021	26-1516355
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

	Mr. Jorge Orellana Orellana
	Jorge Canning 1410
	Ñuñoa, Santiago
	Republic of Chile
	+(56) (02) 813 1087

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________

Mr. Jorge Orellana Orellana
Jorge Canning 1410
Ñuñoa, Santiago
Republic of Chile
+(56) (02) 813 1087

Copies to:

Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Jr., Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W., Washington, D.C. 20037
202.663.8000
(Names, address, including zip code, and telephone number, including area code, of agent for service)
 ____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
CALCULATION OF REGISTRATION FEE
		Proposed maximum	Proposed maximum	Amount of
	Amount to be	offering price per	aggregate offering	registration
Title of each class of securities to be registered	registered(1)(3)	unit (2)	price(2)	fee
Common Stock, $0.001 par value	2,164,593	$3.00	$6,493,779	$464
Common Stock, $0.001 par value, issuable upon exercise of vested warrants	1,592,865	$3.00	$4,778,595	$341
Common Stock, $0.001 par value, issuable upon exercise of vesting warrants	3,074,697	$3.00	$9,224,091	$658
Common Stock, $0.001 par value, issuable upon conversion of a 3% convertible promissory note, based upon initial conversion price of $2.78 per share	68,346	$3.00	$205,038	$15
TOTAL			$20,701,503	$1,478

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices reported on the OTC Bulletin Board on July 13, 2010.

(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated July 16, 2010

CHILE MINING TECHNOLOGIES INC.

6,900,501 Shares of Common Stock

This prospectus relates to 6,900,501 shares of common stock of Chile Mining Technologies Inc. that may be sold from time to time by the selling stockholders named in this prospectus, which includes:

  2,164,593 shares of common stock;

  1,592,865 shares of common stock issuable to the selling stockholders upon the exercise of vested warrants;

  3,074,697 shares of common stock issuable to the selling stockholders upon the exercise of vesting warrants; and

  68,346 shares of common stock issuable to a selling stockholder upon conversion of a 3% convertible promissory note in the principal amount of $190,000 (based upon the initial conversion price of $2.78 per share).

We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority under the symbol "LVEN." The closing bid price for our common stock on July 13, 2010 was $3.00 per share, as reported on the OTC Bulletin Board.

Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is , 2010.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

i

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

Overview

We are a mineral extraction company based in the Republic of Chile, with copper as our principal “pay metal.” Our founders, Messrs. Jorge Osvaldo Orellana Orellana and Jorge Fernando Pizarro Arriagada, have refined the electrowin process in a way that permits the electrowin process to be used at a relatively small mine and/or tailings sites. Electrowinning is a process in which positive and negative electrodes are placed in an acidic solution containing copper ions, and an electric current passed through the solution causes the copper to be deposited on the negative electrodes so that it can be collected. We have obtained rights to conduct our mineral extraction operations at 7 different sites, and are in negotiations to obtain rights to one additional site, in and around the Coquimbo region, which is located in north-central Chile, approximately 400 kilometers north of Santiago. While these sites each have their own mineral deposits, we will procure the majority (approximately 88%) of our source material from non-traditional sources, including tailings, ore, or a combination thereof, by purchasing rights to such source material at smaller sites, where it is not economical for larger open-pit mining companies to operate, due largely to the transportation costs associated with moving source materials to fixed processing sites. By utilizing Minimum Intrusion Non-traditional Input, or MINI, plants, we are able to build scalable, less expensive plants closer to source material deposits, thereby resulting in significant processing savings. In addition, since smaller sites generally require higher copper prices, due to transportation costs, to operate profitably, these deposits can currently be purchased at a discount. By utilizing this strategy, we are able to reduce costs and operate profitably with smaller deposits.

The initial design capacity of each MINI plant is between approximately 1,400 and 2,000 metric tons of annual copper cathode output. Each MINI plant can be expanded on a modular basis in increments of 1,500 metric tons. We believe that the installed cost for a new 1,500 metric ton MINI plant, at the average location, is about $2,500,000 or $1,667 per metric ton of annual capacity. Expanding the capacity of an existing MINI plant will cost between $400 and $800 per metric ton, depending on the site. Once the available source material deposits at and around the site of an existing MINI plant have been depleted, we anticipate that we can recover up to 70% of the cost of constructing a new MINI plant by relocating the support structures and processing equipment from the original MINI plant.

By reducing unit costs and carefully managing the average source material grade, we estimate that the MINI plant technology will allow us to break even at copper prices as low as US$1.00 per pound or US$2,205 per metric ton. As of July 13, 2010, copper was trading at $6,630 per metric ton on the London Metals Exchange, or LME.

Since our inception on January 2, 2008, we have focused our activities on acquiring mineral rights and sites on which to construct our MINI plants. Since starting construction in the fall of 2008, we have successfully completed our first scalable MINI plant, designated as the Ana Maria plant, located about 30 kilometers northeast of the town of Illapel, in the mining district of Matancilla. We have been testing the production of copper cathodes at the Ana Maria plant since late April 2009. In July 2009, we produced our first sample run of copper cathodes.

Initially, we plan to sell our copper cathodes to Madeco, the largest cable producer in Chile. Based on our discussions with Madeco, we expect that the selling price will be at a 3% discount from the price for copper, adjusted for purity, on the LME. We expect that sales will be made under purchase orders where cash will be paid upon delivery. We anticipate that this arrangement will provide us with immediate cash flow with which we will use to fund our current operations. In the future, as business volume grows, we may elect to sell our copper cathodes at the generally higher prices prevailing on the LME.

We are ramping up production at the Ana Maria plant and expect to be producing 275,625 pounds, or 125 metric tons, per month within our third fiscal quarter. The present annual capacity of the MINI plant is 3,307,500 pounds or 1,500 metric tons. We believe that the site can be progressively expanded to about 5,000 metric tons per annum on a modular basis in increments of 500 to 1,000 metric tons, subject to the market price for copper and the grade and quantity of source materials available to be processed. We are also further enhancing our electrowin-based recovery techniques to reduce costs and improve the yield of the copper out of the mineral spectrum, as well as refining our metallurgy to extract other pay metals, including gold, silver and molybdenum.

We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months.

Our Industry

Copper, in the form of copper cathode, is an internationally traded commodity, and its prices are determined by the major metals exchanges – the New York Mercantile Exchange, or COMEX, the LME, and the Shanghai Futures Exchange, or SHFE. Prices on these exchanges generally reflect the worldwide balance of copper supply and demand, but are also influenced significantly, from time to time, by speculative actions and currency exchange rates. Copper consumption is closely associated with industrial production and therefore tends to follow economic cycles. During an expansion, demand for copper tends to increase, thereby driving up the price. As a result, copper prices are volatile and cyclical.

Chile is the world’s largest producer of copper from a mining perspective, producing 5.33 million metric tons in 2008, or approximately 35% of total worldwide production. At the average prevailing price of copper in 2008 of $3.15 per pound, or $6,949 per metric ton, total Chilean copper production was valued at $37.1 billion. Codelco, the Chilean state-owned copper producing entity, is projecting that, once such figures are available, total Chilean mine production will have increased by 3.7% in 2009 to 5.4 million metric tons and by 6% in 2010 to approximately 5.83 million metric tons.

According to data from the International Copper Study Group, or ICSG, an intergovernmental organization that serves to increase copper market transparency and promote international discussions and cooperation on issues related to copper, the refined copper market balance for 2010 is expected to show a surplus of approximately 580,000 metric tons. A decline in production will not be sufficient to overcome the weak demand for refined copper. A smaller surplus of around 240,000 metric tons is expected to develop in 2010 as increased economic activity is expected to boost demand in copper end-use markets.

World copper mine production in 2010 is expected to rise by 6.7%, or 1.1 million metric tons, to 16.8 metric tons. Capacity utilization rates are expected to improve to around 84% in 2010, up from 80% in 2009, which was the lowest level since 1989. World refined copper production for 2010 is projected to remain relatively stable, increasing by 0.6% in 2010, to around 18.5 million metric tons. In 2011, it is anticipated that production will increase by about 3% to 19.1 million metric tons. A shortage of concentrates in 2009 and 2010 based on projected production is expected to restrain the growth of refined production.

The recent global economic crisis has significantly reduced world refined copper usage. ICSG expects world refined usage to decline by 1.5% in 2010 to 17.9 million metric tons. An average increase of 6.9% in three major markets – the United States, the European Union, and Japan, is expected to be more than offset by a decline in apparent usage in China of about 13%. Industrial demand growth in China, however, which is based on semi manufacture production, is expected to grow by 7.5% and 5%, respectively in 2010 and 2011. ICSG expects world copper usage to recover in 2011, rising by about 5.8% to 18.9 million metric tons.

In 2011, the market is expected to be more closely balanced as an increase in economic activity is expected to lead to stronger end use markets and the growth in refined production is expected to moderate. The above information from ICSG is available on their website at www.icsg.org.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the market for copper:

  Use of MINI plant Design. Our overall strategy is to extract copper from source material for the lowest possible cost using MINI plant design. We believe that the MINI plant offers major advantages in (1) making smaller-sized ore deposits and tailings sites economically viable over the expected range of copper prices; (2) reducing electricity and water requirements in a country where the resources are scarce and relatively expensive; (3) increasing portability as the source material at a commercially feasible site depletes; and (4) increasing our proximity to smaller third-party mining operations.

  First to Market. To our knowledge, we are the first company in Chile to utilize a scalable MINI plant concept to process relatively small deposits and tailings sites. Being an early entrant to the market provides us with know-how and experience that are essential to the profitable exploitation of these sites. Any new market entrants that might become our competitors in the future will require time to develop operational processes and experience and general know-how before they can effectively compete with us.

  Low level of Competition. We currently have no competitors in Chile that extract copper from smaller or abandoned tailings sites utilizing MINI plants like we do. Although we can provide no assurances that other mining companies will not enter the market of extracting copper utilizing the MINI plant concept, we believe that we will have a competitive advantage over any new market entrant as a result of our ongoing operational experience.

  Experienced Management Team. Each member of our management team has extensive experience in the mining industry in Chile. All members of our senior management team have advanced degrees, and include a geologist and a mechanical engineer. Our senior management team has worked together at our Chilean subsidiary, Minera, and on other projects before the inception of Minera for over fifteen years. This experience provides us with the ability to identify new mining opportunities, analyze such opportunities for profitability and develop processes to exploit any opportunities we identify.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  Opportunity to Expand Volume. Since starting construction in the fall of 2008, we have successfully completed the first MINI plant, designated as the Ana Maria plant, located about 30 kilometers northeast of the town of Illapel, in the mining district of Matancilla. We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months. We have identified seven additional sites suitable for our MINI plants. We believe that the funds raised in connection with our recent private placement and our credit facility with AIBC International Corp.(SR) described elsewhere in this prospectus will be sufficient to bring four of the sites on-line, with a planned capacity of at least 6,000 metric tons per year, bringing our total annual production capacity to about 7,500 metric tons by the end of 2010. The remaining three sites have the potential to expand output by 4,500 metric tons per year. Working with the eight sites we currently have under control, we believe that we could have the capacity to extract 12,000 metric tons of copper per year by the beginning of 2011, through expansion based entirely on future projected cash flows.

  Exploration. Utilizing the operational platform that we have developed, we intend to create other sources of revenue within the Chilean mining industry. We plan to create a mineral exploration department and utilize our experienced management and operational teams to explore mining opportunities in Chile.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including for example:

  our early stage of development and lack of operating history;

  fluctuations in the price of copper below our estimated economic threshold;

  the effects of, and changes in, worldwide economic conditions;

  our inability to effectively manage rapid growth;

  changes in laws or regulations that affect our industry; and

  the possibility of losing key members of our senior management.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on September 26, 2007 in the State of Nevada and are the holding company for our direct subsidiary in Chile. We conduct our principal operations in Chile through our subsidiary Sociedad Minera Licancabur, S.A.

The address of our principal executive office in Chile is Jorge Canning 1410, Ñuñoa, Santiago, Republic of Chile and our telephone number is +(56) (02) 813 1087. We do not currently maintain a website.

Conventions

In this prospectus, unless indicated otherwise, references to the “Company,” “we,” “us,” or “our,” are to the combined business of CMT and its 99.9% owned subsidiary, Minera, but do not include the stockholders of CMT;

  “CMT” are to Chile Mining Technologies Inc., a Nevada corporation;

  “Minera” are to Sociedad Minera Licancabur, S.A., a Chilean company;

  “Chile” and “Chilean” are to the Republic of Chile;

  “Peso” are to the Chilean peso, the legal currency of Chile;

  “U.S. dollar,” “$” and “US$” are to the legal currency of the United States;

  “SEC” are to the Securities and Exchange Commission;

  “Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended;

  “Exploration” means the process of locating commercially viable concentrations of minerals to mine; and

  “Exploitation” means the act of extracting a mineral resource from source material.

The Offering

Common stock offered by selling stockholders

6,900,501 shares (consisting of 2,164,593 shares of common stock, 1,592,865 shares of common stock issuable upon the exercise of vested warrants, 3,074,697 shares of common stock issuable upon the exercise of vesting warrants and 68,346 shares of common stock issuable upon conversion of a 3% convertible promissory note in the principal amount of $190,000 (based upon the initial conversion price of $2.78 per share). This number represents 73.69% of our current outstanding common stock (1)

Common stock outstanding before the offering	9,364,593 shares.

Common stock outstanding after the offering	9,364,593 shares.

Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1) Based on 9,364,593 shares of common stock outstanding as of July 13, 2010.

Summary Consolidated Financial Information

The following table summarizes selected financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary statement of operations data for the fiscal years ended March 31, 2010 and 2009 and the summary balance sheet data as of March 31, 2010 and 2009 are derived from the audited financial statements of Minera included elsewhere in this prospectus. Minera conducts all our business operations and became our 99.9% subsidiary on May 12, 2010. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period.

(All amounts are in U.S. dollars)

	Fiscal Year	Fiscal Year
	Ended	Ended
	March 31, 2010	March 31, 2009
	(audited)	(audited)
Summary Statement of Operations
Net sales	$260,703	$-
Operating expenses	1,169,377	664,073
Net loss	1,177,963	664,073
Foreign exchange gain (loss)	149,268	(33,871)
Comprehensive loss	1,028,695	697,944

Summary Balance Sheet Data
Current assets	$93,113	$17,012
Total assets	3,282,057	1,477,973
Current liabilities	3,593,524	2,165,202
Total liabilities and stockholders’ deficiency	3,282,057	1,477,973

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have limited operating history upon which to evaluate our potential for future success.

Our operating subsidiary, Minera, was initially formed as a closed capital corporation (sociedad anónima cerrada) on January 2, 2008 and first began processing copper from its first operational MINI plant in April, 2009. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market, such as unforeseen capital requirements, failure of market acceptance, failure to establish business relationships, and competitive disadvantages as against larger and more established companies. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

If we fail to effectively manage our growth and expand our operations, our business, financial condition, results of operations and prospects could be adversely affected.

Our future success depends on our ability to expand our business. Since starting construction in the fall of 2008, we have successfully completed the first MINI plant, designated as the Ana Maria plant. Working from a former mine processing plant, we brought the updated MINI plant on-line within six months, securing permits and perfecting the technical aspects of the extraction operation. To date, we have invested US$3,008,338 in the Ana Maria plant. We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months.

We have identified seven potential sites suitable for our MINI plants. We believe that the funds raised in connection with our recent private placement and our credit facility with AIBC International Corp.(SR) described elsewhere in the prospectus will be sufficient to bring four of the sites on-line, with a planned capacity of at least 6,000 metric tons per year, bringing our total production capacity to about 7,500 metric tons by the end of 2010. The remaining three sites have the potential to expand output by 4,500 metric tons per year. Working with the eight sites we currently have under control, we believe that we could have the capacity to extract 12,000 metric tons of copper per year by the beginning of 2011, through expansion based entirely on future projected cash flows. However, our ability to establish this additional capacity and increase the volume of copper is subject to significant risks and uncertainties, including:

  delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as problems with equipment vendors and manufacturing services provided by third-party manufacturers;

  the inability to obtain, or delays in obtaining, required approvals by relevant government authorities;

  diversion of significant management attention and other resources; and

  failure to execute our expansion plan effectively.

To accommodate our growth, we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including improvements to our accounting and other internal management systems, by dedicating additional resources to our reporting and accounting function, and improvements to our record keeping systems. We will also need to recruit more personnel and train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with our existing customer and find new customers for our products. There is no guarantee that our management can succeed in maintaining and expanding these relationships.

The expansion of our business may place significant strain on our personnel, management, financial systems, and operational infrastructure, and may impede our ability to meet any increased demand for our products. Our business growth also presents numerous risks and challenges, which are difficult to quantify but could be significant, including the costs associated with such growth.

If we encounter any of the risks described above, or if we are otherwise unable to establish or successfully operate additional capacity or increase our output, we may be unable to grow our business and revenues, reduce our operating costs, maintain our competitiveness or improve our profitability and, consequently, our business, financial condition, results of operations, and prospects will be adversely affected.

Extended declines in the market prices of copper could adversely affect our earnings and cash flows. Fluctuations in the market prices of copper can cause significant volatility in our financial performance and can adversely affect the trading prices of our common stock.

Our earnings and cash flows are affected significantly by the market prices of copper. The world market prices of copper have fluctuated historically and are affected by numerous factors beyond our control. Copper prices declined significantly during the latter part of 2008 from their recent historically high levels and, while prices have steadily recovered, exchange inventories remain at significantly higher levels than the first half of 2008. After averaging $3.61 per pound for the first nine months of 2008, the LME spot copper prices declined to a four-year low of $1.26 per pound in December 2008. The LME spot copper price closed at $3.01 per pound on July 13, 2010. An extended decline in the market price of copper could (1) adversely affect our earnings and cash flows, (2) adversely affect our ability to repay our debt and meet our other fixed obligations, and (3) depress the trading prices of our common stock.

In addition, substantially all of our copper cathode sales will be provisionally priced at the time of shipment, subject to final pricing at a specified future date based on the LME prices on that date. Accordingly, in times of falling copper prices, our revenues during a quarter are negatively affected by lower prices received for sales priced at current market rates and also from a decrease related to the final pricing of provisionally priced sales in prior periods.

If the market prices for the copper cathodes we produce fall below our production costs of $1.00 per pound for a sustained period of time, we may have to further revise our operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs. We may be unable to decrease our costs in an amount sufficient to offset reductions in revenues, and may incur losses.

World copper prices have historically fluctuated widely. During the three years ended December 31, 2008, the LME daily closing spot prices ranged from $1.26 to $4.08 per pound for copper. World copper prices are affected by numerous factors beyond our control, including:

  the strength of the U.S. economy and the economies of other industrialized and developing nations, including China, which has become the largest consumer of refined copper in the world;

  available supplies of copper from mine production and inventories;

  sales by holders and producers of copper;

  demand for industrial products containing copper;

  investment activity, including speculation, in copper as a commodity;

  the availability and cost of substitute materials; and

  currency exchange fluctuations, including the relative strength or weakness of the U.S. dollar.

Disruptions in the capital and credit markets related to the current national and worldwide financial crisis, which may continue indefinitely or intensify, could adversely affect our results of operations, cash flows and financial condition, or those of our customers and suppliers.

The current disruptions in the capital and credit markets may continue indefinitely or intensify, and adversely impact our results of operations, cash flows and financial condition, or those of our customers and suppliers. Disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed to conduct or expand our businesses or conduct acquisitions or make other discretionary investments, as well as our ability to effectively hedge our currency or interest rate. Such disruptions may also adversely impact the capital needs of our customers and suppliers, which, in turn, could adversely affect our results of operations, cash flows and financial condition.

We may require additional capital and we may not be able to obtain it on acceptable terms or at all.

We believe that our current cash and cash flow from operations will be sufficient to meet our present cash needs. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

  investors’ perception of, and demand for, securities of Chilean-based companies involved in the mining sector;

  conditions of the U.S. and other capital markets in which we may seek to raise funds;

  our future results of operations, financial condition and cash flows; and

  economic, political and other conditions in Chile.

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to operational risks that are generally outside of our control and could adversely affect our business.

Mineral reclamation sites, like the sites where we will locate our MINI plants, by their nature are subject to many operational risks and factors that are generally outside of our control and could adversely affect our business, operating results and cash flows. These operational risks and factors include the following:

  unanticipated ground and water conditions;

  adverse claims to water rights and shortages of water to which we have rights;

  adjacent land ownership that results in constraints on current or future operations;

  geological problems, including earthquakes and other natural disasters;

  metallurgical and other processing problems;

  the occurrence of unusual weather or operating conditions and other force majeure events;

  lower than expected ore grades or recovery rates;

  accidents;

  delays in the receipt of or failure to receive necessary government permits;

  the results of litigation, including appeals of agency decisions;

  uncertainty of exploration and development;

  delays in transportation;

  interruption of energy supply;

  labor disputes;

  inability to obtain satisfactory insurance coverage; and

  the failure of equipment or processes to operate in accordance with specifications or expectations.

Continuation of our production is dependent on the availability of a sufficient water supply to support our operations.

Our operations require significant quantities of water for mineral reclamation, ore processing and related support facilities. Our operations are in areas where water is scarce and competition among users for continuing access to water is significant. Continuous production is dependent on our ability to maintain our water rights and claims and defeat claims adverse to our current water uses in legal proceedings.

Although each of our sites currently has sufficient water rights and claims to cover its operational demands, we cannot predict the potential outcome of pending or future legal proceedings on our water rights, claims and uses. The loss of some or all water rights for any of our sites, in whole or in part, or shortages of water to which we have rights could require us to curtail or shut down production and could prevent us from pursuing expansion opportunities. Additionally, we have not yet secured adequate water rights to support all of our potential expansion projects, and our inability to secure those rights could prevent us from pursuing some of those opportunities.

An interruption of energy supply could adversely affect our operations and increased production costs could reduce our profitability and cash flow.

Our operations and development projects require significant amounts of energy. Our principal energy source is electricity. We access electricity from the national power grid and through onsite backup generators that are diesel powered. A disruption in the transmission of energy, inadequate energy transmission infrastructure, or the termination of any of our energy supply contracts could interrupt our energy supply and adversely affect our operations.

Electricity represents a significant portion of our production costs. An inability to procure sufficient electricity at reasonable prices could adversely affect our profits, cash flow and growth opportunities. Our production costs are also affected by the prices of commodities we consume or use in our operations, such as sulfuric acid, steel, reagents, liners, explosives and diluents. The prices of such commodities are influenced by supply and demand trends affecting the mining industry in general and other factors outside our control and such prices are at times subject to volatile movements. Future increases in the cost of these commodities could make our operations less profitable. Increases in the costs of commodities that we consume or use may also significantly affect the capital costs of new projects.

We could incur substantial costs in order to comply with, or to address any violations under, environmental laws that could significantly increase our operating expenses and reduce our operating income.

We are subject to Chile’s comprehensive statutory and regulatory environmental requirements relating to, among others:

  the protection of our employees’ health and safety;

  the acceptance, storage, treatment, handling and disposal of hazardous waste;

  the discharge of materials into the air;

  the management and treatment of wastewater and storm water;

  the remediation of soil and groundwater contamination; and

  the restoration of natural resource damages.

We believe that we are currently in material compliance with applicable statutes and regulations governing the protection of human health and the environment, including employee health and safety. We can give you no assurance, however, that we will continue to be in material compliance or avoid fines, penalties and expenses associated with compliance issues in the future.

We are required to obtain, and must comply with, a specific resolution of the Chilean Ministry of Health issued to us in order to conduct our operations. Failure to comply with the resolution, or violations thereto if not remedied, could result in our incurring fines. Further, our operations are conducted primarily outdoors and as such, depending on the nature of the ground cover, could involve the risk of releases of wastes and other regulated materials to the soil during transportation and, possibly, to the groundwater.

In Chile, environmental statutes and regulations have changed rapidly in recent years by requiring greater and more expensive protective measures, and it is possible that we will be subject to more stringent environmental standards in the future. For these reasons and others, we cannot accurately predict future capital expenditures for pollution control equipment, remediation, or other initiatives that may be required. However, we expect that environmental standards will become increasingly more stringent and that the expenditures necessary to comply with those heightened standards will correspondingly increase.

In general, we do not carry environmental impairment liability insurance because we believe the cost of any premiums outweighs the benefit of coverage and that the current legal regime applicable to our operations protects us from any significant liability. If, however, we were to incur significant liability for environmental damage, such as a claim for soil or groundwater remediation, our results of operations and financial condition could be materially and adversely affected.

We depend heavily on key personnel and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Messrs. Jorge Osvaldo Orellana Orellana, Chairman, Chief Executive Officer, President; Jose Luis Munoz Aviles, Chief Financial Officer; Alain Orellana Sejas, Chief Operating Officer; and J. Christopher McLean, Executive Vice President Finance. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, operational and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position, or if we are not able to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete the institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing our business and could be harmed by turnover in the future.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Jorge Osvaldo Orellana Orellana, our Chairman, Chief Executive Officer and President, beneficially owns approximately 41.52% of our outstanding voting securities. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations, the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our shares.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We were not subject to these requirements for the fiscal year ended March 31, 2009, and accordingly we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ended March 31, 2009, although the auditor attestation will not be required until our annual report for the fiscal year ending March 31, 2011. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We have a working capital deficit of $1,735,072 and have incurred a net loss of $1,842,036 for the cumulative period from January 24, 2008 (inception) to March 31, 2010, and have had no significant source of revenue. The future of our company is dependent upon future profitable operations from the production of copper and the development of our mineral properties. While our recent private placement generated enough capital to sustain our planned operations for the next 12 months, our management may need to seek additional financing in the future. These conditions raise substantial doubt about our company’s ability to continue as a going concern. Although there are no assurances that our plans will be realized, our management believes that we will be able to continue operations in the future.

RISKS RELATED TO DOING BUSINESS IN CHILE

Chilean political and economic conditions have a direct impact on our business.

All of our assets are located in Chile and all of our revenues are derived in Chile. Accordingly, our business, financial condition and results of operations depend to a considerable extent upon economic conditions in Chile. Future developments in the Chilean economy could adversely affect our financial condition or results of operations and may impair our ability to proceed with our strategic plan of business. In addition, such developments may impact the market price of our securities.

The Chilean government has exercised and continues to exercise a substantial influence over many aspects of the private sector and has changed monetary, fiscal, tax and other policies to influence the Chilean economy. We have no control over and cannot predict how governmental intervention and policies will affect the Chilean economy or, directly and indirectly, our operations and revenues. Our operations and financial condition, as well as the market price of our securities, may be adversely affected by changes in policies involving exchange controls, taxation, and other matters. In addition, our operations and financial condition, as well as the market price of our securities, may be adversely affected by factors such as:

  fluctuations in currency exchange rates;

  base interest rate fluctuations; and

  other political, diplomatic, social and economic developments in or affecting Chile.

Additionally, in recent years the growth of the Chilean economy has slowed from the rates achieved in the 1990s. We cannot predict whether the Chilean economy will grow or decline in the future or if future developments in the Chilean economy will materially adversely affect our business, financial condition or results of operations.

Your ability to enforce civil remedies against our officers and directors in Chile may be limited.

Our operating subsidiary, Minera, is a closed capital corporation (sociedad anónima cerrada), organized under the laws of Chile. All of our directors and executive officers reside outside the United States in Chile, or in the case of Mr. McLean, Canada, and all of our assets and the assets of these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States on, or bring actions or enforce foreign judgments against, us or these persons in U.S. courts.

In addition, we have been advised by our Chilean legal counsel, Guevara & Cia, that no treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. There is also doubt as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Chilean courts, however, have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without reviewing the merits of the subject matter of the case. Lastly, we have been advised by our Chilean legal counsel that there is doubt as to the enforceability in original actions in Chilean courts of liabilities predicated solely upon U.S. federal securities laws.

RISKS RELATED TO THE MARKET FOR OUR STOCK

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you may want to sell your holdings.

The market price of our common stock can become volatile. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

  our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;

  changes in financial estimates by us or by any securities analysts who might cover our stock;

  speculation about our business in the press or the investment community;

  significant developments relating to our relationships with our customers or suppliers;

  stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the Chilean mining industry;

  customer demand for our products;

  investor perceptions of the Chilean mining industry in general and our Company in particular;

  the operating and stock performance of comparable companies;

  general economic conditions and trends;

  announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;

  changes in accounting standards, policies, guidance, interpretation or principles;

  loss of external funding sources;

  sales of our common stock, including sales by our directors, officers or significant stockholders; and

  additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. Should this type of litigation be instituted against us, it could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our Company at a time when you want to sell your interest in us.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Although publicly traded, the trading market in our common stock has been substantially less liquid than the average trading market for a stock quoted on the Nasdaq Global Market and this low trading volume may adversely affect the price of our common stock.

Our common stock trades on the Over-the-Counter Bulletin Board. The trading market in our common stock has been substantially less liquid than the average trading market for companies quoted on the Nasdaq Global Market. Although we believe that this offering will improve the liquidity for our common stock, there is no assurance that the offering will increase the volume of trading in our common stock. Limited trading volume will subject our shares of common stock to greater price volatility and may make it difficult for you to sell your shares of common stock at a price that is attractive to you.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. If our common stock becomes a “penny stock,” we may become subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by the Penny Stock Rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as “restricted shares” in the hands of the holders, except for those sales that satisfy the requirements under Rule 144 or another exemption to the registration requirements under the Securities Act.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our expectations regarding our ability to construct our MINI plant facilities and expand our business;

  our expectations regarding the continued growth of the copper industry;

  our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

  our future business development, results of operations and financial condition;

  competition from other mineral reclamation companies in Chile.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sales of common stock offered by them under this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on the OTC Bulletin Board trades under the symbol “LVEN.” There is not, and historically there has never been, an active trading market for our common stock, and no information is available for the prices of our common stock.

Approximate Number of Holders of Our Common Stock

As of July 13, 2010, there were approximately 650 stockholders of record of our common stock, as reported by our transfer agent. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single shareholder.

Dividends

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

We are a development stage company. From our formation on September 26, 2007 until May 12, 2010, when we completed a reverse acquisition transaction with Minera, we were a blank check company and did not engage in any active business operations other than our search for, and evaluation of, potential business opportunities for acquisition or participation.

As a result of the acquisition of Minera described below, we changed our business plan to produce copper using MINI plants and our plan of operations for the next twelve months is to proceed with the implementation of this business plan.

Recent Developments

On May 12, 2010, we completed a reverse acquisition transaction through a share exchange with Minera and its shareholders whereby we acquired 99.9% of the issued and outstanding capital stock of Minera in exchange for 6,000,000 shares of our common stock, par value $0.001, which constituted 83.33% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Minera became our subsidiary and the former shareholders of Minera became our controlling stockholders. For accounting purposes, the share exchange transaction with Minera was treated as a reverse acquisition, with Minera as the acquirer and CMT as the acquired party.

On May 12, 2010, we also completed a private placement in which we issued and sold to certain accredited investors an aggregate of 2,089,593 shares of our common stock for an aggregate purchase price of $5,809,000, or $2.78 per share, and warrants to purchase up to 1,044,803 shares of our common stock. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. As a result of this private placement, we raised approximately $5.8 million in gross proceeds, which left us with approximately $4.5 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.3 million.

On May 6, 2010, Minera entered into a letter agreement that outlines the proposed terms of a standby facility of credit with AIBC International Corp.(SR), or AIBC. Under the letter agreement we may, subject to the satisfaction of certain conditions, from time to time upon 90 days notice, request an advance from AIBC up to an aggregate of $3.0 million. Any amounts borrowed under the facility will accrue interest at a rate of 12.5% per annum, and must be re-paid within six months from the date of the drawdown. In connection with the execution of the letter agreement, we issued to AIBC 75,000 shares of our common stock a one-year warrant to purchase up to 360,000 shares of our common stock, at an exercise price of $2.78 per share. In addition, we will pay to AIBC additional compensation upon the drawdown of any portion of the $3.0 million.

See “History and Corporate Structure” below for a detailed description of the foregoing transactions.

Plan of Operation

General

We are a mineral extraction company based in the Republic of Chile, with copper as our principal “pay metal.” Our founders, Messrs. Jorge Osvaldo Orellana Orellana and Jorge Fernando Pizarro Arriagada, have refined the electrowin process in a way that permits the electrowin process to be used at a relatively small mine and/or tailings sites. Electrowinning is a process in which positive and negative electrodes are placed in an acidic solution containing copper ions, and an electric current passed through the solution causes the copper to be deposited on the negative electrodes so that it can be collected. We have obtained rights to conduct our mineral extraction operations at 7 different sites, and are in negotiations to obtain rights to one additional site, in and around the Coquimbo region, which is located in north-central Chile, approximately 400 kilometers north of Santiago. While these sites each have their own mineral deposits, we will procure the majority (approximately 88%) of our source material from non-traditional sources, including tailings, ore, or a combination thereof, by purchasing rights to such source material at smaller sites, where it is not economical for larger open-pit mining companies to operate, due largely to the transportation costs associated with moving source materials to fixed processing sites. By utilizing MINI plants, we are able to build scalable, less expensive plants closer to source material deposits, resulting in significant processing savings. In addition, since smaller sites generally require higher copper prices, due to transportation costs, to operate profitably, these deposits can currently be purchased at a discount. By utilizing this strategy, we are able to reduce costs and operate profitably with smaller deposits.

The initial design capacity of each MINI plant is between approximately 1,400 and 2,000 metric tons of annual copper cathode output. Each MINI plant can be expanded on a modular basis in increments of 1,500 metric tons. We believe that the installed cost for a new 1,500 metric ton MINI plant, at the average location, is about $2,500,000 or $1,667 per metric ton of annual capacity. Expanding the capacity of an existing MINI plant will cost between $400 and $800 per metric ton, depending on the site. Once the available source material deposits at and around the site of an existing MINI plant have been depleted, we anticipate that we can recover up to 70% of the cost of constructing a new MINI plant by relocating the support structures and processing equipment from the original MINI plant.

By reducing unit costs and carefully managing the average source material grade, we estimate that the MINI plant technology will allow us to break even at copper prices as low as US$1.00 per pound or US$2,205 per metric ton. As of July 13, 2010, copper was trading at $6,630 per metric ton on the LME.

Since our inception on January 2, 2008, we have focused our activities on acquiring mineral rights and sites on which to construct our MINI plants. Since starting construction in the fall of 2008, we have successfully completed our first scalable MINI plant, Ana Maria, located about 30 kilometers northeast of the town of Illapel, in the mining district of Matancilla. We have been testing the production of copper cathodes at the Ana Maria plant since late April 2009. In July 2009, we produced our first commercial run of copper cathodes.

Initially, we plan to sell our copper cathodes to Madeco, the largest cable producer in Chile. Based on our discussions with Madeco, we expect that the selling price will be at a 3% discount from the price for copper, adjusted for purity, on the LME. We expect that sales will be made under purchase orders where cash will be paid upon delivery. We anticipate that this arrangement will provide us with immediate cash flow with which we will use to fund our current operations. In the future, as business volume grows, we may elect to sell our copper cathodes at the generally higher prices prevailing on the LME.

We are ramping up production at the Ana Maria plant and expect to be producing 275,625 pounds, or 125 metric tons, per month within our third fiscal quarter. The present annual capacity of the MINI plant is 3,307,500 pounds or 1,500 metric tons. We believe that the site can be progressively expanded to about 5,000 metric tons per annum on a modular basis in increments of 500 to 1,000 metric tons, subject to the market price for copper and the grade and quantity of source materials available to be processed. We are also further enhancing our electrowin-based recovery techniques to reduce costs and improve the yield of the copper out of the mineral spectrum, as well as refining our metallurgy to extract other pay metals, including gold, silver and molybdenum.

We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months. We have identified seven additional sites suitable for our MINI plants. We believe that the funds raised in connection with our recent private placement and our credit facility with AIBC International Corp.(SR) described elsewhere in the prospectus will be sufficient to bring four of the sites on-line, with a planned output capacity of at least 6,000 metric tons of copper cathodes per year, bringing our total expected output capacity to about 7,500 metric tons by the end of 2010. The remaining three sites have the potential to expand output by an additional 4,500 metric tons per year in the aggregate. Working with the eight sites we currently have under our control, we believe that we could increase our total expected output capacity of copper cathodes to 12,000 metric tons per year by the beginning of 2011, through expansion based entirely on future projected cash flows.

The table below summarizes the capacity of each of our current and planned MINI plants.

District	Plant	Initial Production	Initial Capacity/Year
PHASE 1
Matancilla	Ana Maria	Operating	1,500 MT
Salamanca	Santa Filomena	3rd Quarter 2010	1,500 MT
Combarbala	Gabriella	3rd Quarter 2010	1,500 MT
Camisa	Camisa	3rd Quarter 2010	1,500 MT
PHASE 2
Chincolco	Jakeline	1st Quarter 2011	1,500 MT
Cerrado	Cerrado	1st Quarter 2011	1,500 MT
Cabildo	Jaqueline	1st Quarter 2011	1,500 MT
TOTAL			12,000 MT

Additionally, we are currently in negotiations to purchase property rights at a site in Panulcillo, and we anticipate that we will be able to commence construction of a MINI plant on this site in mid-2011.

Employees

We currently have a total of 36 employees. Over the next 12 months, we expect to retain an additional 96 employees in connection with the expansion of our operations as described above. Of these new employees, approximately 28 will be mining engineers and approximately 68 will be mining technicians.

Plant and Equipment

Our Ana Maria MINI plant is currently operational. Over the next 12 months, we plan to commence MINI plant operations at the following three sites: in the district of Salamanca at our Santa Filomena site, in the district of Combarbala at our Gabriella site and in the district of Camisa at our Camisa site. Additionally, we are currently in negotiations to purchase property rights at a site in Panulcillo, and we anticipate that we will be able to commence construction of a MINI plant on this site in mid-2011. In order to commence operations at these four sites, we must construct MINI plants at each site. MINI plant construction will require the purchase of the following equipment and materials: crushing and milling, leaching and electrowinning equipment, solvents, transportation vehicles and earth moving equipment. We believe that the installed cost for a new 1,500 metric ton MINI plant, at average locations such as the four sites listed above, is about $2,500,000 or $1,667 per metric ton of annual capacity.

We do not expect to sell any plant equipment or materials during the next 12 months.

Liquidity and Capital Resources

As of March 31, 2010 and 2009, we had cash and cash equivalents of nil and nil, respectively.

We believe that our current cash on hand following our recent private placement and expected revenue from operations will be sufficient to implement our plan of operations. However, we have incurred losses since our inception and have current liabilities in excess of current assets. These factors raise substantial doubt about our ability to continue as a going concern.

Obligations Under Material Contracts

On July 1, 2008, we entered into an agreement with Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L., or Geominco, a Chilean company wholly-owned by our Chief Executive Officer, Jorge Osvaldo Orellana Orellana. Pursuant to this agreement, we retained Geominco to perform certain construction, remediation and administrative services in relation to our properties located in Matancilla and Salamanca. Payment for services performed under the agreement are pursuant to monthly invoices submitted by Geominco which are payable by us within 30 days. As of March 31, 2010, we owed 318,805,176 Pesos (approximately $607,873) to Geominco under the agreement, however, all amounts payable were forgiven in connection with our reverse acquisition and private placement transactions described below.

On September 11, 2008, we issued a promissory note to Geominco in exchange for a loan of 200,000,000 Pesos (approximately $381,345). The entire amount of the loan remained outstanding as of March 31, 2010, however, on June 17, 2010 Geominco forgave 186,308,540 Pesos of the indebtedness under this loan, pursuant to a Loan Cancellation Agreement. Therefore, 13,691,460 Pesos (approximately $26,106) of this loan, which does not bear interest and matures on March 31, 2013, remains outstanding.

On December 30, 2008, we issued a second promissory note to Geominco in exchange for a loan of 100,000,000 Pesos (approximately $190,672). The promissory note does not bear interest and is payable on demand. The entire amount of the loan remained outstanding as of March 31, 2010, however all amounts payable pursuant to this loan were forgiven by Geominco on June 17, 2010, pursuant to a Loan Cancellation Agreement.

On July 31, 2009, we issued a third promissory note to Geominco in exchange for a loan of 250,000,000 Pesos (approximately $476,681). The promissory note does not bear interest and matures on March 31, 2013. The entire amount of the loan was outstanding as of March 31, 2010 and remains outstanding.

On December 31, 2009, we issued a fourth promissory note to Geominco in exchange for a loan of 554,200,000 Pesos (approximately $1,056,708). The promissory note does not bear interest and matures on March 31, 2013. The entire amount of the loan was outstanding as of March 31, 2010 and remains outstanding.

On September 30, 2009, we issued a promissory note to Thomas Cooper in exchange for a loan of 24,766,200 Pesos (approximately $47,222). The promissory note bears interest at 18% per annum and is payable on demand. The entire amount of the loan remained outstanding as of March 31, 2010, however all amounts payable pursuant to this loan were repaid in connection with our reverse acquisition and private placement transactions disclosed below.

From time to time, Minera has borrowed funds from its shareholders, directors and officers. As of March 31, 2010, Minera had borrowed 200,000,000 Pesos (approximately $381,345) from Iván Orlando Vergara Huerta, a shareholder, 231,000,000 Pesos (approximately $440,453) from Jorge Fernando Pizarro Arriagada, a shareholder, and 6,320,000 Pesos (approximately $12,050) from Alain Orellana Sejas, its Chief Operating Officer. The loan from Alain Orellana Sejas was repaid in connection with our reverse acquisition and private placement transactions described below. In addition, on June 17, 2010, Mr. Jorge Fernando Pizarro Arriagada forgave 126,420,030 Pesos of the indebtedness under his loan and Mr. Iván Orlando Vergara Huerta forgave 34,229,250 Pesos of the indebtedness under his loan, pursuant to separate Loan Cancellation Agreements. The other loans, which do not bear interest and mature on March 31, 2013, remain outstanding.

Seasonality

The price of copper on the LME fluctuates during the year, with prices tending to be stronger in the April to September period, and weaker in the October to March period, subject to global supply and demand.

Inflation

Inflation does not materially affect our business or the results of our operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

  Exploration Costs and Mineral Property Right Acquisitions. The Company is engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred. The Company assesses the carrying costs for impairment under Accounting Standards 930 Extractive Activities – Mining (AS 930) at each fiscal quarter end. Impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral property. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral property over its estimated fair value. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

  Foreign Currency Translation. The Company uses the “Current rate method” to translate its financial statements from Chilean Pesos into U.S. Dollars. The assets and liabilities of the Company, except for the capital, are translated into U.S. Dollars using the rate of exchange prevailing at the balance sheet date. The capital is translated at the historical rate. Adjustments resulting from the translation of the balance sheets of the company into U.S. Dollars are recorded in stockholders' equity as part of accumulated comprehensive income. The statement of operations is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operations for the reporting periods. The statement of cash flows is translated at average rates during the reporting period, with the exception of issue of share and payment of dividends which are translated at the historical rates. Due to the use of different rates for translation, the figures in the statement of changes in cash flows may not agree with the differences between the year end balances as shown in the balance sheets.

  Machinery and Equipment. Machinery and equipment is recorded at cost and is stated net of accumulated depreciation. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The costs of improvements that extend the life of equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred. Machinery and equipment are depreciated at rates sufficient to write off their cost over their estimated useful lives on a straight-line basis. The estimated useful lives of the assets are as follows: Property, Plant and Equipment -10 years. Additions during the year are amortized on half year rule.

  Revenue Recognition. Revenue is recognized at the time the sale price is fixed, the product’s title is transferred to the buyer and collectability of the sales proceeds is reasonably assured.

  Comprehensive income. The Company has chosen to report comprehensive income in the statements of changes in stockholders’ deficiency. Comprehensive income comprised net income and all changes to stockholders' deficiency except those due to investments by owners and distributions to owners.

  Assets Retirement Obligation. The Company discloses its financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset. The fair value of a liability for an asset retirement obligation should be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. As at March 31, 2010, there are no assets retirement obligations.

  Income Taxes. The Company recognizes a liability or asset for deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. Deferred tax items mainly relate to net operating loss carry forwards and accrued expenses. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred tax assets may not be realized. As of March 31, 2010, the Company had reduced its deferred tax assets by recording a valuation allowance of approximately $247,750 ($112,892 – 2009).

  Impairment and Disposal of Long-Lived Assets. The carrying values of long-lived assets are reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted future cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.

  Accounting for Derivative Instruments and Hedging Activities. The Company recognizes all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. The adoption of this pronouncement does not have an impact on the Company’s financial statements.

  Earnings (Loss) Per Share. The Company computes net loss of both basic and diluted earnings per share, or EPS, on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Because the Company does not have any potentially dilutive securities only basic loss per share is presented in the accompanying financial statements.

Recently Issued Accounting Pronouncements

The FASB accounting standards codification and the hierarchy of generally accepted accounting principles

In June 2009, the FASB issued the FASB Accounting Standards Codification, or ASC, 105. The ASC amended the hierarchy of generally accepted accounting principles, or GAAP, such that the ASC became the single source of authoritative nongovernmental U.S. GAAP, except for SEC rules and interpretative releases which, for the Company, are also authoritative U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. The ASC identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in accordance with U.S. GAAP. The Company adopted this standard during the quarter ended September 30, 2009.

Fair value measurements

In September 2006, the FASB issued an accounting standard codified in ASC 820, “Fair Value Measurements and Disclosures”. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent (periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. These remaining aspects of the fair value measurement standard were adopted by the Company prospectively beginning April 1, 2009.

Business combinations

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and, in April 2009, issued FAS 141 (R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, to amend and clarify SFAS No. 141(R), “Business Combinations”, now part of ASC 805, “Business Combinations”. Effective for the Company beginning on April 1, 2009, the standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree, and any goodwill and establishes disclosure requirements that enable users of the Company’s financial statements to evaluate the nature and financial effects of the business combination. The adoption of this standard did not have a material impact on the Company’s financial statements.

Non-controlling interests in consolidated financial statements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51, which is now a part of ASC 810. The amendments to ASC 810 are effective for the fiscal year beginning April 1, 2009 and changes the accounting and reporting for ownership interests in subsidiaries held by parties other than the parent. These non-controlling interests are to be presented in the consolidated balance sheet within equity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of operations. In addition, this ASC establishes standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The ASC also establishes reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company prospectively adopted this ASC effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Determination of the useful life of intangible assets

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” The guidance, now part of ASC 350, “Intangibles – Goodwill and Others”, and ASC 275, “Risks and Uncertainties”, applies to (i) intangible assets that are acquired individually or with a group of other assets and (ii) intangible assets acquired in both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The Company adopted this standard effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Equity method investment accounting considerations

In November 2008, the FASB issued EITF 08-06, “Equity Method Investment Accounting Considerations”, now part of ASC 323, “Investments – Equity Method and Joint Ventures”, which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent is to provide guidance on: (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The Company adopted this standard effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. The guidance, now part of ASC 820, “Fair Value Measurements and Disclosures”, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. It also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company adopted this standard effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Subsequent events

In May 2009, the FASB issued ASC 855, “Subsequent Events” (formerly SFAS No. 165 “Subsequent Events”) which requires SEC filers to evaluate subsequent events through the date the financial statements are issued. In February 2010, the FASB issued ASU 2010-09, “Amendments to Certain Recognition and Disclosure Requirements”, which amended the guidance in ASC 855 to remove the requirement to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The adoption of this guidance did not have a material impact on the Company’s financial statements.

Measuring liabilities at fair value

In August 2009, the FASB issued ASU No. 2009-05, “Measuring Liabilities at Fair Value”, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820, “Fair Value Measurements and Disclosures”. The ASU clarifies that the quoted price for an identical liability should be used; however, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered Level 1 fair value measurements. The Company adopted this ASU effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Accounting and reporting for decreases in ownership of a subsidiary

In January 2010, the FASB issued ASU 2010-02, “Consolidation (Topic 810) – Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification”. The ASU clarifies that the scope of the decrease in ownership provisions included in ASC 810, “Consolidations” and related guidance applies to: (i) a subsidiary or a group of assets that is a business or a non-profit activity; (ii) a subsidiary that is a business or a non-profit activity that is transferred to an equity method investee or a joint venture; and (iii) an exchange of a group of assets that constitutes a business or non-profit activity for a non-controlling interest in an entity. The standard also clarifies that the decrease in ownership guidance does not apply to certain transactions, such as sales of in substance real estate or conveyance of oil and gas properties. The Company adopted this standard effective April 1, 2009 in conjunction with adoption of the non-controlling interest standard. The adoption of this standard did not have a material impact on the Company’s financial statements.

Equity

In January 2010, the FASB issued ASU No. 2010-01, “Equity”, which clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of earnings per share calculations. The Company adopted this ASU effective December 31, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Improving disclosures about fair value measurements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures About Fair Value Measurements”, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of Levels 1 and Level 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances and settlements relative to Level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. The ASU is effective for the Company beginning on January 1, 2010, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective for the Company beginning on April 1, 2011. The Company adopted this ASU effective January 1, 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The Company does not have any such items and no additional disclosure has been name in these financial statements.

Revenue recognition

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition: Multiple-Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. The amendments establish a selling price hierarchy for determining the selling price of a deliverable. The amendments also eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. For the Company, this ASU is effective prospectively for revenue arrangements entered into or materially modified on or after April 1, 2011. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Improvements to financial reporting by enterprises involved with variable interest entities

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”, which amends ASC 810, “Consolidation”. The amendments give guidance and clarification of how to determine when a reporting entity should include the assets, liabilities, non-controlling interests and results of activities of a variable interest entity in its consolidated financial statements. The amendments in this ASU are effective for the Company beginning on April 1, 2010. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Embedded credit derivatives

In March 2010, the FASB issued ASU No. 2010-11, “Scope Exception Related to Embedded Credit Derivatives”, which clarifies that financial instruments that contain embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one instrument to another are not subject to bifurcation and separate accounting. The scope exception only applies to an embedded derivative feature that relates to subordination between tranches of debt issued by an entity and other features that relate to another type of risk must be evaluated for separation as an embedded derivative. The ASU is effective for the Company beginning on July 1, 2010, with early adoption permitted in first fiscal quarter beginning after March 5, 2010. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Share based payment awards

In April 2010, the FASB issued ASU No. 2010-13, “Effect of Denominating the Exercise Price of Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades” which clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. This ASU will amend ASC 718, “Compensation- Stock Compensation” and it is effective for the Company beginning on April 1, 2011. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

CORPORATE STRUCTURE AND HISTORY

Background and History of CMT

CMT was incorporated in the State of Nevada on September 26, 2007, under the name “SMSA El Paso I Acquisition Corp.,” to effect the reincorporation of Senior Management Services of El Paso Sunset, Inc., a Texas corporation, or SMSA Texas, from Texas to Nevada (which was completed by a merger of SMSA Texas into CMT on October 1, 2007) as part of the implementation of a Chapter 11 reorganization plan of SMSA Texas and its affiliated companies, or the SMS Companies, which filed a petition for Chapter 11 reorganization on January 17, 2007. During the three years prior to filing the reorganization petition, the SMS Companies operated a chain of skilled nursing homes in Texas, which prior to the bankruptcy proceedings consisted of 14 nursing facilities, ranging in size from approximately 114 beds to 325 beds. In 2005, the SMS Companies obtained a secured credit facility from a financial institution, which eventually was comprised of an $8.3 million term loan and a revolving loan of up to $15 million. By late 2006, the SMS Companies were in an “overadvance” position, whereby the amount of funds by the lender exceeded the amount of collateral eligible to be borrowed under the credit facility.

Beginning in September 2006, the SMS Companies entered into the first of a series of forbearance agreements whereby the lender agreed to forebear from declaring the financing in default provided that the SMS Companies obtained a commitment from a new lender to refinance and restructure the credit facility. The SMS Companies were unsuccessful in obtaining a commitment from a new lender and, on January 5, 2007, the lender declared the SMS Companies in default and commenced foreclosure and collection proceedings. Subsequently, on January 17, 2007, the SMS Companies filed a petition for reorganization under Chapter 11 of the Bankruptcy Code.

The First Amended, Modified Chapter 11 Plan, or the Plan, as presented by the SMS Companies and their creditors was approved by the United States Bankruptcy Court, Northern District of Texas - Dallas Division, on August 1, 2007. The Plan provided that certain identified claimants as well as unsecured creditors, in accordance with the allocation provisions of the Plan, and our new controlling stockholder would receive “new” shares of our post-reorganization common stock, pursuant to Section 1145(a) of the Bankruptcy Code.

Halter Financial Group, Inc., or Halter Financial, participated with the SMS Companies and their creditors in structuring the Plan. As part of the Plan, Halter Financial provided $115,000 to be used to pay professional fees associated with the Plan confirmation process. Halter Financial was granted an option to be repaid through the issuance of equity securities in 23 of the SMS Companies, including CMT. Halter Financial exercised the option and as provided in the Plan 80% of our outstanding common stock, or 400,000 shares, was issued to Halter Financial in satisfaction of Halter Financial’s administrative claims. The remaining 20% of our outstanding common stock, or 100,016 shares, was issued to 455 holders of unsecured debt. The 500,016 shares were issued pursuant to Section 1145 of the Bankruptcy Code. Effective September 26, 2007, Halter Financial transferred its 400,000 shares to Halter Financial Investments, L.P., or HFI, a Texas limited partnership controlled by Timothy P. Halter. Mr. Halter also served as our president and sole director from our formation on September 26, 2007 until January 1, 2008, when he was replaced by Richard Crimmins.

We were subject to the jurisdiction of the bankruptcy court until we consummated the exchange transaction described below with LAV in November 2008. As we timely consummated a merger or acquisition with a qualifying entity, we filed a certificate of compliance with the bankruptcy court which stated that the requirements of the Plan had been met, resulting in the discharge to be deemed granted. Thereafter, the post discharge injunction provisions set forth in the Plan and the confirmation order became effective.

Exchange Transaction with LAV

On November 18, 2008, we entered into a share exchange agreement with Latin America Ventures, Inc., or LAV, a Nevada corporation, and the sole stockholder of LAV, Mr. Pierre Galoppi, pursuant to which Mr. Galoppi transferred 100% of the issued and outstanding shares of the capital stock of LAV to us in exchange for 1,500,000 newly issued shares of our common stock that constituted approximately 75% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of such exchange. As a result of this transaction, Mr. Galoppi became our controlling stockholder and LAV became our subsidiary. In connection with the Share Exchange Agreement, our sole director and officer, Richard Crimmins, resigned and was replaced by Mr. Galoppi as our sole director and officer.

LAV was organized on September 15, 2008 as a Nevada corporation and was formed to seek and identify a privately-held operating company located in Latin America desiring to become a publicly held company by combining through a reverse merger or acquisition transaction.

On December 15, 2008, we entered into an agreement and plan of merger with LAV pursuant to which LAV was merged with and into us, with CMT continuing as the surviving corporation. In connection with the merger, our name was changed to from “SMSA El Paso I Acquisition Corp.” to “Latin America Ventures, Inc.” The parent-subsidiary merger and name change became effective on December 30, 2008.

Reverse Acquisition of Minera

On May 12, 2010, we completed a reverse acquisition transaction through a share exchange with Minera and its shareholders whereby we acquired 99.9% of the issued and outstanding capital stock of Minera in exchange for 6,000,000 shares of our common stock, par value $0.001, which constituted 83.33% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the reverse acquisition. As a result of the reverse acquisition, Minera became our subsidiary and the former shareholders of Minera became our controlling stockholders.

Jorge Osvaldo Orellana Orellana, our Chairman and Chief Executive Officer, who is also one of the former shareholders of Minera, retained one share of Minera, constituting 0.1% of Minera’s issued and outstanding capital stock. We structured the acquisition of Minera to allow Mr. Orellana to retain one share of Minera in order to comply with Chilean legal requirements that a Sociedad Anónim, like Minera, have at least two record owners of its capital stock. Upon the closing of the reverse acquisition, Mr. Orellana entered into a nominee agreement with us pursuant to which he agreed to act as the record holder of such share, but agreed that all other rights to the share, including the right to receive distributions on the share, vote the share and be the beneficial owner of the share, rest in the Company.

In connection with our reverse acquisition of Minera, we also entered into a Cancellation Agreement with HFI and Mr. Pierre Galoppi, our controlling stockholders, whereby HFI and Mr. Galoppi agreed to the cancellation of an aggregate of 3,600,500 shares of our common stock owned by them.

Upon the closing of the reverse acquisition on May 12, 2010, Mr. Pierre Galoppi, our sole director and officer, submitted a resignation letter pursuant to which he resigned from all offices that he held effective immediately and from his position as our director that became effective on May 27, 2010, the tenth day following our mailing of an information statement complying with the requirements of Section 14f-1 of the Exchange Act, or the Information Statement, to our stockholders. On the same date, our board of directors increased its size from one to five members and appointed Messrs. Jorge Osvaldo Orellana Orellana, Jorge Fernando Pizarro Arriagada, Iván Orlando Vergara Huerta, J. Christopher McLean and Gerard Pascale, to fill the vacancies created by such increase and Mr. Galoppi’s resignation. Mr. Orellana’s appointment became effective upon the closing of the reverse acquisition on May 12, 2010, and the remaining appointments became effective on May 27, 2010. In addition, our executive officers were replaced by Minera’s executive officers upon the closing of the reverse acquisition as indicated in more detail below.

Minera was incorporated as a “sociedad anónima cerrada” under the laws of Chile on January 2, 2008. Under Chilean law a “sociedad anónima cerrada” is functionally the same as a corporation under U.S. law.

As a result of the reverse acquisition, we have assumed the business and operations of Minera. On June 16, 2010, we changed our name to “Chile Mining Technologies Inc.” to more accurately reflect our new business operations.

For accounting purposes, the share exchange transaction with Minera was treated as a reverse acquisition, with Minera as the acquirer and CMT as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Minera.

Private Placement Transaction

On May 12, 2010, we also completed a private placement in which we issued and sold to certain accredited investors an aggregate of 2,089,593 shares of our common stock for an aggregate purchase price of $5,809,000, or $2.78 per share, and warrants to purchase up to 1,044,803 shares of our common stock. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. This private placement occurred on the same day, but immediately after, the reverse acquisition transaction described above.

As a result of this private placement, we raised approximately $5.8 million in gross proceeds, which left us with approximately $4.5 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.3 million. We are under a contractual obligation to register the shares of our common stock, including the shares of common stock underlying the warrants, within a pre-defined period.

In connection with the private placement, we also agreed to certain “make good” provisions. Under the “make good” provisions, we issued additional “make good” warrants to the investors to purchase up to an aggregate of 2,089,593 shares of our common stock, at an exercise price of $0.01 per share, which will only become exercisable if we do not meet certain financial performance targets in 2011 and 2012. The “make good” provisions established minimum net income thresholds of $14,382,102 and $15,179,687 for the 2011 and 2012 fiscal years, respectively. If, in a given fiscal year, 90% of the applicable minimum net income threshold is not met, such aggregate number of “make good” warrants will become exercisable equal to the amount by which our actual net income is less than the applicable financial target, divided by the financial target, and multiplied by 2,338,130.

Halter Financial Securities, Inc., or HFS, acted as placement agent in connection with this private placement. As compensation for its services, HFS and/or its designees received a cash fee of $522,805.86, representing 9% of the gross proceeds received from the private placement, and warrants to purchase up to 188,062 shares of our common stock, representing 9% of number of shares issued to the investors in the private placement. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable at any time after the closing date of the private placement.

Convertible Promissory Note and Make Good Warrant

Halter Financial Group, L.P., or HFG, provided certain advisory services to us in connection with the reverse acquisition of Minera and private placement transaction described above. Pursuant to an advisory agreement that Minera entered into with HFG on April 16, 2009, HFG agreed to (a) advise Minera with regard to its desire to effect a combination transaction with a U.S. domiciled public shell corporation, (b) help Minera identify suitable investment bank(s) to act as placement agent for its contemplated private placement transactions and (c) counsel management on matters related to the operating a U.S. domiciled public company. Under the terms of the advisory agreement, HFG was entitled to receive a cash payment of $450,000 at the closing of the reverse acquisition of Minera. In lieu of such cash payment, HFG agreed to accept a cash payment of $260,000 and a promissory note issued by us in the principal amount of $190,000 that accrues simple annual interest at a rate of 3%. The note is due and payable on the sooner of the closing of our next equity financing (including the receipt of additional funds by the Company from any subsequent closing of the May 12 private placement) or the 180th day following the date of its issuance. In addition, at any time that the note remains outstanding, it may be converted at HFG’s option into shares of our common stock at a conversion price of $2.78. At the closing, HFG was also issued a “make good” warrant, to purchase up to 985,104 shares of our common stock. The terms of the “make good” warrant issued to HFG are identical to the terms of the “make good” warrants issued to the investors in the private placement.

The four principals and sole beneficial equity holders of HFG, Timothy Halter, David Brigante, Marat Rosenberg and George Diamond, are also the sole equity holders of WLT Brothers Holdings, Inc., which is the sole owner of HFS. However, none of such equity holders is an employee, member of the board of directors or similar governing body, or member of the management team of HFS.

Standby Credit Facility

On May 6, 2010, Minera entered into a letter agreement that outlines the proposed terms of a standby facility of credit with AIBC. Under the letter agreement we may, subject to the satisfaction of the conditions outlined below, from time to time upon 90 days notice, request an advance from AIBC up to an aggregate of $3.0 million.

Our ability to receive advances from AIBC under the letter agreement is subject to several conditions, including the following:

  the reverse acquisition of Minera must be consummated (this occurred on May 12, 2010) and our common stock must continue to be quoted on the OTC Bulletin Board and/or a recognized North American securities exchange;

  we must complete an equity financing resulting in gross proceeds of at least $5,845,000 on or prior to May 31, 2010;

  AIBC must receive audited financial statements, or such other documentation as AIBC may deem necessary in its sole discretion, indicating that 75% of the free cash flow from the operations of our Company will be sufficient to enable us to make all payments agreed to in repayment of any advance, and that there are sufficient assets available with current provable values to collateralize the amount of any advance (including any other advances then outstanding);

  we and AIBC must enter into a loan agreement reflecting the terms and conditions set forth in the letter agreement and such subsidiary and parent guarantees of our obligations as AIBC may require, all of which documentation must be in form and substance reasonably satisfactory to AIBC and to its counsel, to us and Minera. The loan documents will be consistent with the letter agreement and will provide for customary events of default and remedies thereupon;

  AIBC must be satisfied that any debt outstanding to it, and any security granted in connection with that debt, ranks in priority to our other debt;

  AIBC must have received customary legal opinions from our U.S. and other local counsels as to the validity and enforceability of the obligations created under the loan documents; and

  the representations and warranties contained in the letter agreement must be true as of the date of the advance.

In connection with the execution of the letter agreement, we issued to AIBC 75,000 shares of our common stock a one-year warrant to purchase up to 360,000 shares of our common stock, at an exercise price of $2.78 per share.

In addition, we will pay to AIBC additional compensation upon the drawdown of any portion of the $3.0 million as follows:

  upon the drawdown of the first $1,000,000, in the aggregate, a cash fee equal to 8% of such drawdown and one- year warrants to purchase such number of shares of our common stock equal to 8% of the drawdown, with a per share exercise price equal to the average trading price of our common stock for the 10-trading day period prior to the drawdown;

  upon the drawdown of the second $1,000,000, in the aggregate, a cash fee equal to 12% of such drawdown and one-year warrants to purchase such number of shares of our common stock equal to 12% of the drawdown, with a per share exercise price equal to the average trading price of our common stock for the 10-trading day period prior to the drawdown; and

  upon the drawdown of the third $1,000,000, in the aggregate, a cash fee equal to 18% of such drawdown and one- year warrants to purchase such number of shares of our common stock equal to 18% of the drawdown, with a per share exercise price equal to the average trading price of our common stock for the 10-trading day period prior to the drawdown.

Any amounts borrowed under the facility will accrue interest at a rate of 12.5% per annum, and must be re-paid within six months from the date of the drawdown.

AIBC may terminate the facility contemplated by the letter agreement if:

  we breach any representations, warranties or covenants and fail to cure the breach;

  there is a material adverse change in relation to the assets, property, business, or corporate capacity of our Company that impairs our ability to fulfill their obligations under the letter agreement;

  we are sanctioned by any securities or regulatory authority or noted as a reporting issuer in default under any applicable securities legislation; or

  any securities or stock exchange regulatory authority or other tribunal, court or other entity determines that the securities issuable to AIBC under the letter agreement cannot be issued, are void or subject to escrow or any other impairment on AIBC's ability to freely trade them.

AIBC is required during the term of the letter agreement to maintain sufficient capital so that it can satisfy its obligations under the letter agreement and the obligations that it will have under the loan documents following a request for advance by Minera.

OUR BUSINESS

Overview

We are a mineral extraction company based in the Republic of Chile, with copper as our principal “pay metal.” Our founders, Messrs. Jorge Osvaldo Orellana Orellana and Jorge Fernando Pizarro Arriagada, have refined the electrowin process in a way that permits the electrowin process to be used at a relatively small mine and/or tailings sites. Electrowinning is a process in which positive and negative electrodes are placed in an acidic solution containing copper ions, and an electric current passed through the solution causes the copper to be deposited on the negative electrodes so that it can be collected. We have obtained rights to conduct our mineral extraction operations at 7 different sites, and are in negotiations to obtain rights to one additional site, in and around the Coquimbo region, which is located in north-central Chile, approximately 400 kilometers north of Santiago. While these sites each have their own mineral deposits, we will procure the majority (approximately 88%) of our source material from non-traditional sources, including tailings, ore, or a combination thereof, by purchasing rights to such source material at smaller sites, where it is not economical for larger open-pit mining companies to operate, due largely to the transportation costs associated with moving source materials to fixed processing sites. By utilizing MINI plants, we are able to build scalable, less expensive plants closer to source material deposits, thereby resulting in significant processing savings. In addition, since smaller sites generally require higher copper prices, due to transportation costs, to operate profitably, these deposits can currently be purchased at a discount. By utilizing this strategy, we are able to reduce costs and operate profitably with smaller deposits.

The initial design capacity of each MINI plant is between approximately 1,400 and 2,000 metric tons of annual copper cathode output. Each MINI plant can be expanded on a modular basis in increments of 1,500 metric tons. We believe that the installed cost for a new 1,500 metric ton MINI plant, at the average location, is about $2,500,000 or $1,667 per metric ton of annual capacity. Expanding the capacity of an existing MINI plant will cost between $400 and $800 per metric ton, depending on the site. Once the available source material deposits at and around the site of an existing MINI plant have been depleted, we anticipate that we can recover up to 70% of the cost of constructing a new MINI plant by relocating the support structures and processing equipment from the original MINI plant.

By reducing unit costs and carefully managing the average source material grade, we estimate that the MINI plant technology will allow us to break even at copper prices as low as US$1.00 per pound or US$2,205 per metric ton. As of July 13, 2010, copper was trading at $6,630 per metric ton on the LME.

Since our inception on January 2, 2008, we have focused our activities on acquiring mineral rights and sites on which to construct our MINI plants. Since starting construction in the fall of 2008, we have successfully completed our first scalable MINI plant, designated as the Ana Maria plant, located about 30 kilometers northeast of the town of Illapel, in the mining district of Matancilla. We have been testing the production of copper cathodes at the Ana Maria plant since late April 2009. In July 2009, we produced our first commercial run of copper cathodes.

Initially, we plan to sell our copper cathodes to Madeco, the largest cable producer in Chile. Based on our discussions with Madeco, we expect that the selling price will be at a 3% discount from the price for copper, adjusted for purity, on the LME. We expect that sales will be made under purchase orders where cash will be paid upon delivery. We anticipate that this arrangement will provide us with immediate cash flow with which we will use to fund our current operations. In the future, as business volume grows, we may elect to sell our copper cathodes at the generally higher prices prevailing on the LME.

We are ramping up production at the Ana Maria plant and expect to be producing 275,625 pounds, or 125 metric tons, per month within our third fiscal quarter. The present annual capacity of the MINI plant is 3,307,500 pounds or 1,500 metric tons. We believe that the site can be progressively expanded to about 5,000 metric tons per annum on a modular basis in increments of 500 to 1,000 metric tons, subject to the market price for copper and the grade and quantity of source materials available to be processed. We are also further enhancing our electrowin-based recovery techniques to reduce costs and improve the yield of the copper out of the mineral spectrum, as well as refining our metallurgy to extract other pay metals, including gold, silver and molybdenum.

We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months.

Our Industry

Overview of the Global Copper Industry

Copper, in the form of copper cathode, is an internationally traded commodity, and its prices are determined by the major metals exchanges – COMEX, the LME, and SHFE. Prices on these exchanges generally reflect the worldwide balance of copper supply and demand, but are also influenced significantly, from time to time, by speculative actions and currency exchange rates. Copper consumption is closely associated with industrial production and therefore tends to follow economic cycles. During an expansion, demand for copper tends to increase, thereby driving up the price. As a result, copper prices are volatile and cyclical.

According to data from ICSG, the refined copper market balance for 2010 is expected to show a surplus of approximately 580,000 metric tons. A decline in production will not be sufficient to overcome the weak demand for refined copper. A smaller surplus of around 240,000 metric tons is expected to develop in 2010 as increased economic activity is expected to boost demand in copper end-use markets.

World copper mine production in 2010 is expected to rise by 6.7%, or 1.1 million metric tons, to 16.8 metric tons. Capacity utilization rates are expected to improve to around 84% in 2010, up from 80% in 2009, which was the lowest level since 1989. World refined copper production for 2010 is projected to remain relatively stable, increasing by 0.6% in 2010, to around 18.5 million metric tons. In 2011, it is anticipated that production will increase by about 3% to 19.1 million metric tons. A shortage of concentrates in 2009 and 2010 based on projected production is expected to restrain the growth of refined production.

The recent global economic crisis has significantly reduced world refined copper usage. ICSG expects world refined usage to decline by 1.5% in 2010 to 17.9 million metric tons. An average increase of 6.9% in three major markets – the United States, the European Union, and Japan, is expected to be more than offset by a decline in apparent usage in China of about 13%. Industrial demand growth in China, however, which is based on semi manufacture production, is expected to grow by 7.5% and 5%, respectively in 2010 and 2011. ICSG expects world copper usage to recover in 2011, rising by about 5.8% to 18.9 million metric tons.

In 2011, the market is expected to be more closely balanced as an increase in economic activity is expected to lead to stronger end use markets and the growth in refined production is expected to moderate. The above information from ICSG is available on their website at www.icsg.org.

The graph below presents LME spot copper prices and reported stocks of copper at the LME and the COMEX from March 2005 through March 2010.

Copper Mining in Chile

Chile is the world’s largest producer of copper from a mining perspective, producing 5,330,000 metric tons in 2008, or approximately 35% of total worldwide production. At the average prevailing price of copper in 2008 of $3.15 per pound, or $6,949 per metric ton, total Chilean copper production was valued at $37.1 billion. Codelco, the Chilean state-owned copper producing entity, is projecting that, once such figures are available, total Chilean mine production will have increased by 3.7% in 2009 to 5,400,000 metric tons and by 6% in 2010 to approximately 5,830,000 metric tons. Our projected 7,500 metric tons of installed copper processing capacity will account for 0.0012% of total national output in 2010.

Copper has been mined and refined in Chile since pre-Columbian times. In the Spanish colonial period dating from 1535 to 1818, the year when independence from Spain was declared in Chile, several dozen small mines were worked by hand, producing around 125,000 metric tons of copper, according to the Chilean Copper Commission (Comisión Chilena del Cobre), or Cochilco. In the period following the establishment of the Republic of Chile until 1900, and as a result of significant British and U.S. investment in new mining technology, about 1,650,000 metric tons of copper was mined at several hundred sites, averaging about 33,000 metric tons per year between 1875 and 1900. Generally, only ore bearing more than 10% copper was mined in shallow pits or short underground mines. Many of our tailings in the Coquimbo region date from this period.

In the 20th century, Chile established itself as the world leader in copper production. In the early 1970s, Salvador Allende’s leftist government nationalized several of the larger foreign-owned copper mining and smelting operations into a state-owned entity known as Codelco. By 1975, the four Codelco properties produced 682,300 metric tons, representing 82% of Chilean copper output. Following the 1976 reorganization, Codelco alone produced 890,000 metric tons in 1977, with Chuquicamata generating 579,000 metric tons, or 65%, of the corporate total, and, another Codelco mine, El Teniente, reaching 276,000 metric tons. From 1983 to 1989, Codelco increased its production from 1,100,000 metric tons to 1,240,000 metric tons, reflecting a pattern of steady reinvestment in extraction, processing, and refining capacity. With the renovation of production capabilities, Codelco emerged as one of the lowest cost producers of copper in the global industry, allowing it to survive a long period in the late 1980s and early 1990s when metals prices were depressed. With the emergence of the Chinese and other Asian economies, Codelco’s output and profitability increased with the demand for copper causing higher prices.

In 1986, Augusto Pinochet’s government liberalized the mining law of Chile, limiting the Codelco mineral claims to those that it had already explored and staked, and permitting private enterprise, domestic and foreign, to reenter the mining business for copper and all other minerals in the country. In addition to several small, locally-owned mining companies, many major international mining companies such as Australia-based BHP-Billiton, Canada-based Aur Resources Inc., and South Africa-based Anglo-American plc, began to develop modern, high-capacity copper mining projects, most of which came on line in the late 1990s, increasing Chilean national copper output by over 400% from 1989, and global market share from about 17% to approximately 35% in 2010.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively and to capitalize on the growth of the market for copper:

  Use of MINI plant Design. Our overall strategy is to extract copper from source material for the lowest possible cost using MINI plant design. We believe that the MINI plant offers major advantages in (1) making smaller-sized ore deposits and tailings sites economically viable over the expected range of copper prices; (2) reducing electricity and water requirements in a country where the resources are scarce and relatively expensive; (3) increasing portability as the source material at a commercially feasible site depletes; and (4) increasing our proximity to smaller third-party mining operations.

  First to Market. To our knowledge, we are the first company in Chile to utilize a scalable MINI plant concept to process relatively small deposits and tailings sites. Being an early entrant to the market provides us with know- how and experience that are essential to the profitable exploitation of these sites. Any new market entrants that might become our competitors in the future will require time to develop operational processes and experience and general know-how before they can effectively compete with us.

  Low level of Competition. We currently have no competitors in Chile that extract copper from smaller or abandoned tailings sites utilizing MINI plants like we do. Although we can provide no assurances that other mining companies will not enter the market of extracting copper utilizing the MINI plant concept, we believe that we will have a competitive advantage over any new market entrant as a result of our ongoing operational experience.

  Experienced Management Team. Each member of our management team has extensive experience in the mining industry in Chile. All members of our senior management team have advanced degrees, and include a geologist and a mechanical engineer. Our senior management team has worked together at our Chilean subsidiary, Minera, and on other projects before the inception of Minera for over fifteen years. This experience provides us with the ability to identify new mining opportunities, analyze such opportunities for profitability and develop processes to exploit any opportunities we identify.

Our Growth Strategy

We are committed to enhancing profitability and cash flows through the following strategies:

  Opportunity to Expand Volume. Since starting construction in the fall of 2008, we have successfully completed the first MINI plant, designated as the Ana Maria plant, located about 30 kilometers northeast of the town of Illapel, in the mining district of Matancilla. We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months. We have identified seven additional sites suitable for our MINI plants. We believe that the funds raised in connection with our recent private placement and our credit facility with AIBC described elsewhere in this prospectus will be sufficient to bring four of the sites on-line, with a planned capacity of at least 6,000 metric tons per year, bringing our total annual production capacity to about 7,500 metric tons by the end of 2010. The remaining three sites have the potential to expand output by 4,500 metric tons per year. Working with the eight sites we currently have under control, we believe that we could have the capacity to extract 12,000 metric tons of copper per year by the beginning of 2011, through expansion based entirely on future projected cash flows.

  Exploration. Utilizing the operational platform that we have developed, we intend to create other sources of revenue within the Chilean mining industry. We plan to create a mineral exploration department and utilize our experienced management and operational teams to explore mining opportunities in Chile.

Our Products

Our main product is copper, in the form of copper cathode. Copper is the world’s third most widely used metal and an important component in the world’s infrastructure. Copper has unique chemical and physical properties, including high electrical conductivity and resistance to corrosion, as well as excellent malleability and ductility that has made it a superior material for use in the electrical energy, telecommunications, building construction, transportation and industrial machinery businesses. Copper is also an important metal in non-electrical applications such as plumbing, roofing and, when alloyed with zinc to form brass, in many industrial and consumer applications.

Initially, we plan to sell our copper cathodes to Madeco, the largest cable producer in Chile. Based on our discussions with Madeco, we expect that the selling price will be at a 3% discount from the price for copper, adjusted for purity, on the LME. We expect that sales will be made under purchase orders where cash will be paid upon delivery. We anticipate that this arrangement will provide us with immediate cash flow with which to fund our current operations. In the future, as business volume grows, we may elect to sell our copper cathodes at the generally higher prices prevailing on the LME.

Our Plants

Since starting construction in the fall of 2008, we have successfully completed our first scalable MINI plant, designated as the Ana Maria plant, located about 30 kilometers northeast of the town of Illapel, in the mining district of Matancilla. We have been testing the production of copper cathodes at the Ana Maria plant since late April 2009. In July 2009, we produced our first commercial run of copper cathodes.

We are ramping up production at the Ana Maria plant and expect to be producing 275,625 pounds, or 125 metric tons, per month within our third fiscal quarter. The present annual capacity of the MINI plant is 3,307,500 pounds or 1,500 metric tons. We believe that the site can be progressively expanded to about 5,000 metric tons per annum on a modular basis in increments of 500 to 1,000 metric tons, subject to the market price for copper and the grade and quantity of source materials available to be processed. We are also further enhancing our electrowin-based recovery techniques to reduce costs and improve the yield of the copper out of the mineral spectrum, as well as refining our metallurgy to extract other pay metals, including gold, silver and molybdenum.

We have also begun preparatory work at some of the additional sites we have under our control, in anticipation of the construction of additional MINI plants over the next 18 to 24 months. We have identified seven additional sites suitable for our MINI plants. We believe that the funds raised in connection with our recent private placement and our credit facility with AIBC described elsewhere in the prospectus will be sufficient to bring four of the sites on-line, with a planned output capacity of at least 6,000 metric tons of copper cathodes per year, bringing our total expected output capacity to about 7,500 metric tons by the end of 2010. The remaining three sites have the potential to expand output by an additional 4,500 metric tons per year in the aggregate. Working with the seven sites we currently have under our control, we believe that we could increase our total expected output capacity of copper cathodes to 12,000 metric tons per year by the beginning of 2011, through expansion based entirely on future projected cash flows.

The table below summarizes the capacity of each of our current and planned MINI plants.

District	Plant	Initial Production	Initial Capacity/Year
PHASE 1
Matancilla	Ana Maria	Operating	1,500 MT
Salamanca	Santa Filomena	3rd Quarter 2010	1,500 MT
Combarbala	Gabriella	3rd Quarter 2010	1,500 MT
Camisa	Camisa	3rd Quarter 2010	1,500 MT
PHASE 2
Chincolco	Jakeline	1st Quarter 2011	1,500 MT
Cerrado	Cerrado	1st Quarter 2011	1,500 MT
Cabildo	Jaqueline	1st Quarter 2011	1,500 MT
TOTAL			12,000 MT

Additionally, we are currently in negotiations to purchase property rights at a site in Panulcillo, and we anticipate that we will be able to commence construction of a MINI plant on this site in mid-2011.

Production

The following chart illustrates the process of extracting copper from source material:

Coarse Fraction
Run-of-Mine
Crushing and Milling
Reagents
Fine Fraction
Copper Rich Tailings
Blending
Activation
Tank Leaching
Vat Leaching
Heap Leaching
Filtering
Tailings
Solvent Extraction
Stripping
Electrowinning
Copper Cathodes

As shown in the chart above, source material in the form of ore, identified as “run-of-mine,” is initially crushed and milled, with the larger fragments sent for leaching in either vats or in large mounds. The smaller fragments are blended with copper tailings and leached in tanks. Each leaching process, which differs chemically and operationally, involves the introduction of acids to the source material, which liquefies the copper contained in the source material, thereby separating it from the rock and other materials in the source material. The resulting acidic solution is then filtered and ultimately placed into tanks where the electrowin process is introduced. During the electrowinning process, positive and negative electrodes are placed in the acidic solution containing the copper ions, and an electric current passed through the solution causes the copper to be deposited on the negative electrodes for collection in the form of the copper cathodes.

The price of copper on the LME fluctuates daily, and, more significantly, by quarter of the year, with prices tending to be stronger in the April to September period, and weaker in the October to March period, subject to global supply and demand. Output from each MINI plant is also subject to a number of factors revolving around overall mechanical reliability of the processing equipment, the ore grade, and weather conditions.

The economic advantages of the MINI plant are driven by the ability to achieve profitable operation by reducing the cost of: (1) transportation of the source material to the plant site; (2) leaching agents; (3) electric power; (4) water; (5) total manpower; and (6) capital cost recovery of the installed plant. Most elements of the unit costs tend to increase as the world price of copper rises. In periods of price retreats, some elements such as leaching agents and feed stock have dropped below their peak period costs. Electric power and water costs tend to be relatively stable, but are generally quite high in Chile due to geography and the desert-like climate, which affects most regions where mines have been exploited.

The following table illustrates the costs associated with producing one pound of copper, based on our current budget estimates for the Ana Maria plant:

Cost Element	Unit Cost
Copper Ore – Average 2.65% grade	0.20
Receiving, Scaling & Crushing	0.09
Processing to Tank House	0.14
Electrowin to Cathodes	0.29
Labor & Fringe Benefits	0.15
Plant Operating Overhead	0.05
Depreciation of Plant & Equipment	0.08
TOTAL COST PER POUND – US$	1.00

Raw Materials

Source material, including tailings and ore, sulfuric acid and water are the principal raw materials used in our current operations. While the properties we have obtained rights to each have their own mineral deposits, we will procure the majority (approximately 88%) of our source material from third parties by purchasing rights to such source material at smaller sites, where it is not economical for larger open-pit mining companies to operate, due largely to the transportation costs associated with moving source materials to fixed processing sites.

While the process of extracting copper from tailings requires the use of sulfuric acid, we utilize a methodology which allows us to extract the sulfuric acid that is contained in the tailings which are either located at our MINI plant site or which are created through the use of our copper extraction process on ore, and then reuse the sulfuric acid to extract copper from future source material. This recycling process helps us minimize our costs of raw materials.

Our operations require significant quantities of water for mining, ore processing and related support facilities. Our operations are in areas where water is scarce and competition among users for continuing access to water is significant. Continuous production at our MINI plants is dependent on our ability to maintain our water rights and claims and defeat claims adverse to our current water uses in legal proceedings. At present our only MINI plant that is operational is our Matancilla facility. At this facility, we have obtained the right to collect water from the river that flows through the property to satisfy all of the operational needs of the facility.

Research and Development

We do not currently engage in any significant levels of research and development and do not have any employees who are solely dedicated to research and development. We do, however, continually monitor industry developments in the mining and processing industries and we regularly analyze our own procedures and methods to further refine and improve them.

Our Competition

We currently have no competitors in Chile that extract copper from exclusively from smaller producers or abandoned tailings sites utilizing MINI plants like we do. Although we can provide no assurances that other mining companies will not enter the market of extracting copper utilizing the MINI plant concept, we believe that we will have a competitive advantage over any new market entrant as a result of our ongoing operational experience.

There are, however, other companies in Chile producing copper from tailings. One such company, MVC, a wholly-owned subsidiary of a Canadian publicly traded company, Amerigo Resources Ltd., produces copper and molybdenum concentrates from tailings located in the world’s largest underground copper mine, Codelco’s El Teniente mine. MVC is currently treating all fresh tailings from El Teniente’s present production and has the right to treat the higher grade tailings from a 200 million ton in situ tailings impoundment located next to MVC’s plant. MVC, however, processes a different type of copper ore using a flotation process for copper concentrate, as opposed to our process which utilizes cathodes.

We do not believe that MVC represents significant competition for us for the following reasons:

  The operations of MVC are in a separate geographic region from where we are currently operating or where we expect to expand our operations;

  MVC conducts its operations through large capital expenditure at one production site, whereas our business model focuses on conducting operations at multiple production sites with small targeted capital investments to each site; and

  MVC is focused and dependent on a single customer, whereas our business model combines self-provided source material combined with access to third-party source material.

Intellectual Property

We do not possess any material intellectual property.

Environmental Matters

Chile’s environmental regulations are administered by the Comisión Nacional del Medio Ambiente, or CONAMA. Typically, copper producers and other similar companies are required to prepare and submit environmental impact studies detailing the impact of the copper reclamation and production on the surrounding environment, and to adhere to other environmental regulations. We have obtained written confirmation from CONAMA that our operations fall outside the scope of these environmental regulations because our MINI plant facilities do not produce in excess of 5,000 metric tons of copper per year from ore source material.

Regulation

Our mineral reclamation activities are not regulated by any specific governmental agency, as our activities are not in the public domain. The general policies of the mining industry, however, are administered by the Chilean Ministry of Mining and its departments, and our activities are governed by the Chilean Mining Code, Decree of Mining Security and general labor, commercial, health and environmental regulations. We believe that we are in compliance with all laws and regulations that are applicable to our operations.

Our Employees

As of March 31, 2010, we employed 36 full-time employees. The following table sets forth the number of our full-time employees by function.

Function	Number of Employees
General and administration	2
Executive Officers	4
Marketing and Sales	1
Research and Development	5
Engineering/Technicians	7
Operations	17
TOTAL	36

Insurance

We maintain property insurance for our premises located in Santiago, Chile where our executive offices are located. We also maintain property insurance for our automobiles. We do not maintain business interruption insurance or key-man life insurance. We believe our insurance coverage is customary and standard of companies of comparable size in comparable industries in Chile.

We do not maintain property insurance for our MINI plants. Because of the modular nature of our MINI plant facilities and the fact that we do not erect any permanent structures at these facilities, we have determined that premiums payable for property insurance would be an inefficient use of our operating capital.

Seasonality

The price of copper on the LME fluctuates during the year, with prices tending to be stronger in the April to September period, and weaker in the October to March period, subject to global supply and demand.

DESCRIPTION OF PROPERTY

Our executive offices are located at Jorge Canning 1410, Ñuñoa, Santiago, Chile. We are provided space at this location by Geominco, a company wholly-owned by our Chief Executive Officer, Jorge Osvaldo Orellana Orellana. At present, we do not pay any rent for this office space.

Additionally, we hold an interest in 7 groups of properties, as described below:

District	Plant
Matancilla	Ana Maria
Salamanca	Santa Filomena
Combarbala	Gabriella
Camisa	Camisa
Chincolco	Jakeline
Cerrado	Cerrado
Cabildo	Jaqueline

At present, only our MINI plant located in Matancilla is material to our ongoing operations. We anticipate that we will construct additional MINI plants and commence operations at our properties located in Salamanca, Combarbala and Camisa in mid-2010. We anticipate that we will construct MINI plants and commence operations at our properties located in Chincolco, Cerrado and Cabildo in 2011. Additionally, we are currently in negotiations to purchase property rights at a site in Panulcillo, and we anticipate that we will be able to commence construction of a MINI plant on this site in mid-2011.

The following descriptions are of our properties which are material to our operations currently and through the next twelve months.

Matancilla

Our Matancilla property is located in the Coquimbo Region (Region IV) of central Chile, South America. Our Ana Maria facility is located on our Matancilla property. The property comprises 21 concessions totalling 4,050 hectares situated in the Illapel municipality of the province of Choapa. This property is located approximately 170 km southeast of the city of La Serena, the largest city and capital of the Coquimbo Region. La Serena is located about 400 km north of Santiago, the capital city of Chile.

Access to the Matancilla property is by 255 km of paved and gravel road from La Serena, the capital of the Coquimbo Region. The Pan American Highway (Highway 5) leads 200 km south along the Pacific Coast from La Serena to the town of Puerto Oscuro. A second paved highway (Route D-71) then leads first east and then southeast for about 73 km, past the towns of Canela Baja and Cocoú to the turnoff for the project near the edge of the Las Chinchillas National Reserve. The town of Matancilla and the Ana Maria complex are reached by about 15 km of gravel road (Routes D-797 and D-793) that runs north and east from the Route D-71 turnoff. All roads are operational year-round.

The Matancilla property consists of 16 exploration and exploitation concessions owned by us, totaling 2,500 hectares. Eight of the 16 concessions are exploitation concessions, and the remaining seven are exploration concessions. All concessions are under application. The annual license fees for all exploration and exploitation concessions are paid through March 2011. We own the surface rights to the concession hosting the Ana Maria complex (RELA 1 1/10), but only hold the subsurface rights to the other concessions. The property has not yet been legally surveyed. The concessions are listed in the table below.

Concession Name	Registration Number (ROL)	Hectares	Concession Type
BIGO 5 1/10	2235	50	Exploitation in application
BIGO 9 1/30	84494	300	Exploitation in application
BIGO 10 1/30	84495	300	Exploitation in application
RELA 1 1/10	84615	50	Exploitation in application
RELA 3 1/10	84647	100	Exploitation in application
RELA 4 1/10	84648	100	Exploitation in application
La Lealtad 39 1/20	74104	100	Exploitation in application
La Lealtad 44 1/20	74109	100	Exploitation in application
LA VERDE 1 1/20	84907	100	Exploitation in application
Clarita 2	2445	200	Exploration in application
CLARITA SUR	2373/09	300	Exploration in application
ASLAN 1	85016	200	Exploration in application
Río Negro 1		200	Exploration in application
Río Negro 2		200	Exploration in application
Matancilla 1		100	Exploration in application
Matancilla 2		100	Exploration in application
Total		2,500

We have not conducted, nor do we intend to conduct, an evaluation of the proven or probable reserves related to the mining concessions located at the Matancilla property. The majority of the source material processed at the Ana Maria plant will be ore purchased from third-parties.

Because of the planned process plant throughput of less than 5,000 metric tons per month at our Matancilla property, no environmental permits are required by the Chilean government.

With respect to exploration concessions, in Chile the titleholder has the right to carry out all forms of exploration activities within the area of the concession. Exploration concessions can overlap, but only the titleholder with the earliest dated exploration concession over the area as indicated by their identification number, or ROL, can exercise these rights. For each exploration concession, the titleholder must pay an annual fee of US$1.10 per hectare to the Chilean Treasury. Exploration concessions have a duration of two years. At the end of this period, the concession may be renewed for two more years, in which case at least 50% of the surface area must be renounced; or converted, in total or in part, into exploitation concessions.

With respect to exploitation concessions, in Chile the titleholder has the right to explore and exploit the minerals located within the concession area and to take ownership of the extracted minerals. Exploration concessions can overlap, but only the titleholder with the earliest dated exploration concession over the area can exercise these rights. The titleholder must pay an annual fee to the Chilean Treasury of approximately US$5.80 per hectare. Exploitation concessions are of indefinite duration, and therefore do not expire.

Concession owners do not necessarily have surface rights to the underlying land, however they do have the right to explore or exploit the concession.

We have access to sufficient sources of power and water (potable and for use in our copper reclamation process) for our expected operations at our Matancilla property.

Historical Operations on Property

The Ana Maria flotation plant began operations in 1968, processing copper and gold mineralization from the nearby Sara and Nueva Verde small-scale copper mines. The town of Matancilla was established to support the nearby mining activity and the operation of the Ana Maria plant. The plant was owned and operated by Mr. Geraldo Toro Araya. Tailings from the plant were diverted into two tailings dams, the first located south and downhill of the plant and named Ana Maria Sur, and the second located north and slightly uphill from the plant and named Ana Maria Norte. The Ana Maria Sur tailings dam served from initial production until 1987, when tailings were deposited into Ana Maria Norte until the plant ceased operation around 1999.

Capacity

We expect that the Ana Maria plant will be able to produce 1,311 metric tons per year of copper cathodes, and that it will be expandable to 7,500 metric tons per year. The plant is still in the commissioning phase as of the date of this prospectus and the first cathodes are being produced.

Salamanca

Our Salamanca property is located in the Coquimbo Region (Region IV) of central Chile, South America. Our Filomena facility is located on this property. This property comprises private land holdings, or the Araya Lands, which we own that host our Filomena plant and tailings deposits, and 17 concessions that host our hard-rock prospects, together which total approximately 3,762 hectares. The property situated in the municipality of Salamanca in the province of Choapa. The property is located approximately 200 km southeast of the city of La Serena, the largest city and capital of the Coquimbo Region. La Serena is located about 400 km north of Santiago, the capital city of Chile.

Access to the Salamanca property is by 315 km of paved and gravel road from La Serena, the capital of the Coquimbo Region. The Pan American Highway (Highway 5) leads 200 km south along the Pacific Coast from La Serena to the town of Puerto Oscuro. A second paved highway (Routes D-71 and D-81) then leads first east and then southeast for about 103 km, past the towns of Canela Baja and Illapel to the town of Salamanca. The Filomena plant and Arboleda tailings deposit are reached by about 10 km of paved and gravel road that runs east from the Route D-81 turnoff. All roads are operational year-round. A number of daily scheduled jet air services fly between La Serena and Santiago.

The Salamanca property consists of the Araya Lands on which we hold the surface rights only, and 17 exploration and exploitation concessions owned by us, totaling 3,738 hectares. The Araya Lands consist of four parcels totaling approximately 24 hectares. We purchased the Araya Lands from Gerardo Jaime Toro Araya on February 4, 2009 for 100 million Chilean pesos, or approximately $187,000. Five of the 17 concessions are exploitation concessions, and the remaining 12 are exploration concessions. All concessions are under application. The annual license fees for all exploration and exploitation concessions are paid through March 2011. We own the surface rights to the properties hosting the Filomena complex, but only hold the subsurface rights to the other concessions. The property has not yet been legally surveyed. The properties and concessions are listed in the following table.

Concession Name	Registration Number (ROL)	Hectares	Concession Type
Araya Lands	N/A	24	Surface rights only
TRES MARÍAS 1/5	84906	25	Exploitation in application
BIGO 7 1/30	84492	300	Exploitation in application
BIGO 8 1/30	84493	300	Exploitation in application
LA BIGORNIA 1/3	83758	4	Exploitation in application
LA ÚLTIMA 1/2	83758	9	Exploitation in application
Las Tres Marías 2	85083	200	Exploration in application
FILO 1	85005	300	Exploration in application
FILO 2	85006	300	Exploration in application
FILO 3	85007	300	Exploration in application
FILO 4	85008	300	Exploration in application
FILO 5	85009	300	Exploration in application
FILO 6	85010	300	Exploration in application
FILO 7	85011	300	Exploration in application
FILO 8	85012	200	Exploration in application
MANTOS 1	85002	200	Exploration in application
MANTOS 2	85003	200	Exploration in application
PSAVEL	85001	200	Exploration in application
Total		3,778

We have not conducted, nor do we intend to conduct, an evaluation of the proven or probable reserves related to the mining concessions located at the Salamanca property. The majority of the source material processed at the Filomena plant will be ore purchased from third-parties.

We acquired the Araya Lands that host the historical Filomena plant and the Arboleda Planta tailings deposit in February 2008. We applied for the 17 concessions that with the Araya Lands make up the Salamanca property from July 2008 to March 2009. These concessions are currently under application.

No encumbrances are registered on the properties or concessions and they are not affected by the payment of royalties or other obligations in favor of third parties. Because of the planned process plant throughput of less than 5,000 metric tons per month, no environmental permits are required by the Chilean government.

Plant, Equipment, and Cost of Property

At present, we have not commenced construction of our MINI plant facility at the Salamanca property. We anticipate that we will construct the plant and commence operations in early 2011. As mentioned elsewhere in this prospectus, we estimate that it will cost approximately $2.5 million to construct the MINI plant. Once we begin construction, we will evaluate the Salamanca property’s sources of power and water.

Historical Operations on Property

Small-scale exploration and mining has occurred in the Salamanca property area from the early 20th century, and likely long before. Copper and gold prospect pits and workings occur in many locations throughout the property area.

Remnants of the historical Filomena processing plant occur on the property, but no information remains regarding the history of the plant. Stockpiles and the tailings deposits are located to the east of the plant. The plant likely processed copper material from local small-scale mines. Production records are not available for the plant, but approximately 9,000 metric tons of material is considered reasonable based upon recent volume estimates of the tailings deposit. The grade of the material processed at the plant is not known.

Development and Capacity of Property

Existing infrastructure at the Salamanca property includes the remnants of the historical Filomena flotation plant, that we are modifying to include a solvent-extraction/electrowinning circuit. This modification is being constructed as of the date of this prospectus. We are currently assembling a processing plant of the same type as the plant that is currently under construction at our Matancilla property, about 35 km northwest of the Filomena complex. Our plant at Filomena is located close to the Arboleda Planta tailings deposit and it is being built on the foundations of the historical plant. We expect that the plant will be able to produce 1,311 metric tons per year of copper cathodes, and it will be expandable to 7,500 metric tons per year. The plant will aim at treating a wide range of materials including tailings material and run-of-mine material from various small-scale producing mines in the region. In time, we may have an opportunity of processing mineralization sourced from small-scale workings in the vicinity of the property. These workings are held by third-parties, and there is no information currently available on potential tonnage, grade, or rate of supply of material from such workings. We have not yet undertaken any studies or testing to demonstrate acceptable metallurgical recoveries or operating costs for this plant. The plant is still in the commissioning phase and the first cathodes are being produced as of the date of this prospectus.

Combarbalá

Location

Our Combarbalá property is located in the Coquimbo Region (Region IV) of central Chile, South America. The property comprises 12 concessions totalling 2,900 hectares situated in the municipality of Combarbalá in the province of Limarí.

Our Gabriella facility is located on our Combarbalá property. The property is located approximately 140 km southeast of the city of La Serena, the largest city and capital of the Coquimbo Region. La Serena is located about 400 km north of Santiago, the capital city of Chile.

Access to the Combarbalá property is by 245 km of paved and gravel road from La Serena, the capital of the Coquimbo Region. The Pan American Highway (Highway 5) leads 200 km south along the Pacific Coast from La Serena to the town of Puerto Oscuro. Paved highway (Route D-71) then leads first east and then northeast for about 74 km, past the towns of Canela Baja and Los Pozos to the town of Combarbalá. The Gabriella tailings deposits are reached by about 6 km of paved road (D-605) that runs north and west from the Route D-71 turnoff. All roads are operational year-round.

The Combarbalá property consists of 12 exploration and exploitation concessions owned by the Company, totaling 2,900 hectares. Two of the 12 concessions are exploitation concessions, and the remaining 10 are exploration concessions. All concessions are under application. The annual license fees for all exploration and exploitation concessions are paid through March 2011. We own the subsurface rights to the concessions and do not hold the surface rights. The property has not yet been legally surveyed. The concessions are listed in the following table.

Concession Name	Registration Number (ROL)	Hectares	Concession Type
RELA 2 1/10	2149	100	Exploitation in application
RELA 7 1/20	2207	100	Exploitation in application
COMBA 1	2276	300	Exploration in application
COMBA 2	2277	300	Exploration in application
COMBA 3	2278	200	Exploration in application
COMBA 4	2446	300	Exploration in application
COMBA 5	2447	300	Exploration in application
MARISOL 1	2449	200	Exploration in application
MARISOL 2	2450	200	Exploration in application
NEGRITA 1	2443	300	Exploration in application
NEGRITA 3	2525-09	300	Exploration in application
NEGRITA 4	2525-09	300	Exploration in application
Total		2,900

We have not conducted, nor do we intend to conduct, an evaluation of the proven or probable reserves related to the mining concessions located at the Combarbalá property. The majority of the source material processed at the Gabriella plant will be ore purchased from third-parties.

We acquired the Rela 2 1/10 and Rela 7 1/20 concessions that host the Gabriella tailings deposits in December 2008. We applied for the remaining 10 concessions that make up the Combarbalá property from March to June 2009. These concessions are currently under application.

No encumbrances are registered on the concessions and they are not affected by the payment of royalties or other obligations in favor of third parties.

Because of the planned process plant throughput of less than 5,000 metric tons per month, no environmental permits are required by the Chilean government.

Current Operations

At present, we have not commenced construction of our MINI plant facility at the Combarbala property. We anticipate that we will construct the plant and commence operations in early 2011. As mentioned elsewhere in this prospectus, we estimate that it will cost approximately $2.5 million to construct the MINI plant. Once we begin construction, we will evaluate the Combarbala property’s sources of power and water.

Historical Operations of Property

A flotation plant operated by ENAMI commenced operation at Combarbalá in 1976 to process copper ore from local small-scale mines. In 1979, Compania Minera Cerro Centinela took possession of the plant and processed the material for gold, silver and copper. Tailings from the plant were diverted into two tailings dams, Combarbalá Este and Combarbalá Oeste.

The plant operated until September, 1984 when it was closed and dismantled. Only the cement foundations of the plant buildings remain as of the date of this prospectus.

Development of Property

We intend to build a processing plant of the same type as the plant which is currently under construction, located at our Matancilla property, about 40 km south of the Combarbalá property. The plant will be able to produce 1,311 metric tons per year of copper cathodes, and expandable to 7,500 metric tons per year. The plant will aim at treating a wide range of materials including tailings material and run-of-mine material from various small-scale producing mines in the region.

Camisa

Location

Our Camisa property is located in the Coquimbo Region (Region IV) of central Chile, South America. Camisa comprises 21 concessions totaling 5,100 hectares situated in the municipality of Salamanca in the province of Choapa. The Property is located approximately 230 km southeast of the city of La Serena, the largest city and capital of the Coquimbo Region. La Serena is located about 400 km northwest of Santiago, the capital city of Chile.

Access to the Camisa property is by 350 km of paved and gravel road from La Serena, the capital of the Coquimbo Region. The Pan American Highway (Highway 5) leads 200 km south along the Pacific Coast from La Serena to the town of Puerto Oscuro. A second paved highway (Routes D-71 and D-81) then leads first east and then southeast for about 103 km, past the towns of Canela Baja and Illapel to the town of Salamanca. The Los Peladeros tailings deposit is reached by about 45 km of paved and gravel road that runs west and south from the Route D-81 turnoff. All roads are operational year-round.

The Camisa property consists of 21 exploration and exploitation concessions owned by the Company, totaling 5,100 hectares. Two of the 21 concessions are exploitation concessions, and the remaining 19 are exploration concessions. All concessions are under application. The annual license fees for all exploration and exploitation concessions are paid through March 2011. We own the subsurface rights to the concessions and do not hold the surface rights. The property has not yet been legally surveyed. The concessions are listed in the following table:

Concession Name	Registration Number (ROL)	Hectares	Concession Type
BIGO 6 1/10	84491	100	Exploitation in application
CAMIZA 1/20	84907	200	Exploitation in application
ESPERANZA 1	85013	200	Exploration in application
ESPERANZA 2	85014	200	Exploration in application
ESPERANZA 3	85015	200	Exploration in application
GUAYACAN 1	85003	200	Exploration in application
CORDILLERA 1	84502	200	Exploration in application
CORDILLERA 10 1/10	84915	100	Exploration in application
CORDILLERA 11 1/30	84916	300	Exploration in application
CORDILLERA 12 1/30	84917	300	Exploration in application
CORDILLERA 21	84918	300	Exploration in application
CORDILLERA 22	84919	300	Exploration in application
CORDILLERA 23	84920	300	Exploration in application
CORDILLERA 24	84921	300	Exploration in application
CORDILLERA 25	84922	300	Exploration in application
CORDILLERA 3	84504	300	Exploration in application
CORDILLERA 4	84505	300	Exploration in application
CORDILLERA 5	84506	300	Exploration in application
CORDILLERA 6	84507	300	Exploration in application
CORDILLERA 7	84508	200	Exploration in application
CORDILLERA 8	84509	200	Exploration in application
Total		5,100

We have not conducted, nor do we intend to conduct, an evaluation of the proven or probable reserves related to the mining concessions located at the Camisa property. The majority of the source material processed at the Camisa plant will be ore purchased from third-parties.

We acquired the CAMIZA 1/20 concession that hosts the Los Peladeros tailings deposit in November 2008. We applied for the remaining 20 concessions that make up the Camisa property from November 2008 to March 2009. These concessions are currently under application.

No encumbrances are registered on the concessions and they are not affected by the payment of royalties or other obligations in favor of third parties. Because of the planned process plant throughput of less than 5,000 metric tons per month, no environmental permits are required by the Chilean government.

Current Operations

At present, we have not commenced construction of our MINI plant facility at the Camisa property. We anticipate that we will construct the plant and commence operations in early 2011. As mentioned elsewhere in this prospectus, we estimate that it will cost approximately $2.5 million to construct the MINI plant. Once we begin construction, we will evaluate the Camisa’s property’s sources of power and water.

Historical Operations on Property

The surface tailings deposit originates from the historic crushing, milling, and processing of material at the Los Peladeros flotation processing plant from the Los Peladeros copper mine in the area. Production records are not available for the plant, but an estimate of approximately 52,000 metric tons of material over the life of the plant appears reasonable, based upon volume estimates of the tailings deposits. The grade of the material processed at the plant is not known.

The remnants of the flotation plant still exist, however the plant is currently inoperable. Only the cement foundations of the plant buildings remain as of the date of this prospectus. It is not known when the historic Los Peladeros flotation plant began operations processing copper and gold mineralization from the Los Peladeros copper mine, however, it is known that the plant ceased operation in 1973. Tailings from the plant were diverted into a tailings dam, located to the southeast of the plant. The property is large enough to host any heap leach operations and tailings facilities that would be constructed as part of any development of the operation.

Development and Capacity of Property

We intend to build a processing plant of the same type as the plant that is currently under construction, located at our Matancilla property, about 65 km north of the Camisa property. We expect that any plant that may be constructed will be able to produce 1,311 metric tons per year of copper cathodes, and that it will be expandable to 7,500 metric tons per year.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jorge Osvaldo Orellana Orellana	52	Chairman, Chief Executive Officer, President and Secretary
Alain Orellana Sejas	27	Chief Operating Officer
Jose Luis Munoz Aviles	49	Chief Financial Officer and Treasurer
J. Christopher McLean	36	Executive VP Finance and Director
Jorge Fernando Pizarro Arriagada	50	Director
Iván Orlando Vergara Huerta	53	Director
Gerard Pascale	40	Director

Jorge Osvaldo Orellana Orellana. Mr. Orellana became our Chairman, Chief Executive Officer and President upon closing of the reverse acquisition of Minera on May 12, 2010. Mr. Orellana has over twenty-five years of mining experience in Chile, including fifteen years in the employ of Codelco, first as an exploration geologist, and subsequently as Exploration Manager. Prior to co-founding Minera in January, 2008, he was affiliated with Northern Chile Ltda. from late 2001 until mid-2008, which reclaimed copper tailings and performed environmental remediation services at the Chuquicamata site. Mr. Orellana operated a mining consultancy known as Geominco from 1998 until late 2001, providing services to a number of international mining companies operating in Chile. He received a degree in geology from Universidad Catolica del Norte, in Antofagasta, Chile. Mr. Orellana is also a developer of commercial and residential real estate projects in Chile. Mr. Orellana’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our Company, in light of our business and structure.

Alain Orellana Sejas. Mr. Sejas became our Chief Operating Officer upon closing of the reverse acquisition of Minera on May 12, 2010 and also serves as Minera’s Chief Operating Officer, primarily responsible for the construction and operation of our MINI plants. Mr. Sejas joined Minera in June, 2009, bringing his construction management expertise, having been associated with the development and building of the Calama casino of Latin Gaming Investment Chile S.A. from mid-2008 until May, 2009. Prior to this time, Mr. Sejas worked for Magna Chile, Ltda on the development of the Plaza Sol del Loa shopping center and hotel complex from the planning stages in mid-2006 to completion in mid-2008. Prior to that, from June to December, 2006, he was a field and planning engineer at Northern Chile Ltda. From January to May, 2006, Mr. Sejas worked at Geominco as a project site coordinator in central Chile. In 2005, Mr. Sejas worked as a structural engineer in the construction of a portion of Santiago’s subway system. Mr. Sejas received a degree in civil engineering from the Universidad de Chile in 2005. He is the nephew of Mr. Orellana.

Jose Luis Munoz Aviles. Mr. Aviles became our Chief Financial Officer upon closing of the reverse acquisition of Minera on May 12, 2010. He has served as the Chief Financial Officer of Minera since early 2009. Mr. Aviles has over 27 years of experience in finance and accounting across a number of sectors in Chile. Prior to joining Minera, he worked as an independent tax consultant and external accountant under an arrangement with Surlatina Auditores Ltda, affiliated with Grant Thornton International, since 2002. From 1987 to 2002, he was Controller and Director of Finance at American Express Bank Ltda in Santiago, where he was responsible for the financial performance of the Chilean operations. Prior to that, he worked as an external auditor at Langton Clarke & Co., a public accounting firm, and as an auditor at Minera Disputada de Las Condes. Mr. Aviles holds a undergraduate degree in public auditing and completed graduate work in taxation at the Universidad de Santiago, as well as taking additional training in derivative products and treasury operations at the American Express U.K. unit.

J. Christopher McLean. Mr. McLean became our Executive Vice President of Finance upon closing of the reverse acquisition of Minera on May 12, 2010 and will became a director on May 27, 2010. From 2007 through 2009, Mr. McLean served as Head of Capital Markets and Investment Banking at Wolverton Securities Ltd., a resource focused Canadian securities dealer. From 2004 through 2007, Mr. McLean served as Vice-President of International Opportunities at Research Capital Corporation, and was responsible for banking activities in Europe and the Middle East. Currently, Mr. McLean is the President of Stonechair Capital, a capital markets consultancy firm, and the Chief Financial Officer of Kristina Capital Corporation (TSXV:KCA), an oil and gas exploration company. Mr. McLean’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our Company, in light of our business and structure.

Jorge Fernando Pizarro Arriagada. Mr. Pizarro became a director on May 27, 2010. Mr. Pizarro has over twenty years experience working in the mining industry in Chile, specifically in development phases of mining operations. Prior to co-founding Minera in January 2008, he worked for Codelco from 1991 to 2007. In 1996, Mr. Pizarro was transferred into corporate management at Codelco, becoming responsible for exploration and reserves certification. During this period, Mr. Pizarro had oversight responsibility for the discovery and certification of copper reserves in excess of 400 million metric tons, including a major new deposit (Gaby Reserves) within the Chuquicamata site, extending the life of the mining complex by several decades. Mr. Pizarro received a degree in Geology from the Universidad de Chile in Santiago in 1984. Mr. Pizarro’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our Company, in light of our business and structure.

Iván Orlando Vergara Huerta. Mr. Vergara became a director on May 27, 2010. Mr. Vergara was a co-founder of Minera in January 2008, and is currently the Chief of Surgery for the largest hospital in the city of Antofagasta in northern Chile. As part of his duties Mr. Vergara is part of the hospital’s executive committee and is familiar with both the budgeting process and the analysis of the hospital’s financial results. He has held this position since 1996 and has been part of the executive team which presided over the significant expansion of the hospital's facilities. Mr. Vergara’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our Company, in light of our business and structure.

Gerard Pascale. Mr. Pascale became a director on May 27, 2010. Mr. Pascal is also the President and Founder of SC Financial, LLC, which specializes in advising both US and international clients on valuation, financial modeling and the responsibilities of publicly traded US companies. For the three year prior to founding SC Financial, LLC in 2007, Mr. Pascale was responsible for managing the affairs of clients of Heritage Management Consultants. In this role he specialized in providing finance and SEC support throughout the entire process of listing in the US. This role included developing business plans, reviewing financial statement preparation, preparing financial projections and budgets and preparing and making presentations to US investors. Mr. Pascale has an MBA from the University of Chicago. Mr. Pascale has been a Certified Public Accountant since 1993. Mr. Pascale’s foregoing experience, qualifications, attributes and skills led us to the conclusion that he should serve as a director of our Company, in light of our business and structure.

Except as noted above, there are no other agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

Other than noted above, there are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended March 31, 2010 and 2009

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

				All Other
		Salary	Bonus	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)
Jorge Osvaldo Orellana Orellana,	2010	-	-	-	-
Chairman, CEO and President (1)	2009	-	-	-	-
Pierre Galoppi,	2010	-	-	-	-
Former President and CFO (2)	2009	-	-	-	-

(1)

On May 12, 2010, we acquired Minera in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Orellana became our Chairman, Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Mr. Orellana co-founded Minera and served as its chief executive officer. The annual, long term and other compensation shown in this table includes the amount Mr. Orellana received from Minera prior to the consummation of the reverse acquisition.

(2)	Mr. Pierre Galoppi resigned from all offices he held with us upon the closing of the reverse acquisition of Minera on May 12, 2010.

Employment Agreements

While we are in the process of preparing employment agreements with our executive officers, no such agreements have presently been executed.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers received any equity awards, including, options, restricted stock or other equity incentives during the fiscal year ended March 31, 2010.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the fiscal year ended March 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of July 13, 2010 (i) by each person who is known by us to beneficially own more than 5% of each class our voting stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at Jorge Canning 1410, Ñuñoa, Santiago, Chile.

			Amount and
			Nature of
			Beneficial	Percent of
Name and Address of Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Jorge Osvaldo Orellana Orellana	Chairman, CEO and President	Common stock, $0.001 par value	3,888,000(3)	41.52%
Alain Orellana Sejas	Chief Operating Officer	Common stock, $0.001 par value	0	*
Jose Luis Munoz Aviles	Chief Financial Officer	Common stock,	0	*
		$0.001 par value
J. Christopher McLean	Executive VP – Finance and Director	Common stock, $0.001 par value	0	*
Jorge Fernando Pizarro Arriagada	Director	Common stock,	1,662,000(4)	17.75%
		$0.001 par value
Iván Orlando Vergara Huerta	Director	Common stock, $0.001 par value	450,000(5)	4.81%
Gerard Pascale	Director	Common stock,	0	*
		$0.001 par value
All officers and directors as a group (7 persons named above)		Common stock, $0.001 par value	6,000,000	64.07%
5% Security Holders
Inversiones Orellana uno Ltda.		Common stock, $0.001 par value	3,888,000	41.52%
Inversiones Pizarro Rodríguez uno Ltda.		Common stock,	1,662,000	17.75%
		$0.001 par value
Jorge Osvaldo Orellana Orellana	Chairman, CEO and President	Common stock, $0.001 par value	3,888,000(3)	41.52%
Jorge Fernando Pizarro Arriagada	Director	Common stock, $0.001 par value	1,662,000(4)	17.75%

			Amount and
			Nature of
			Beneficial	Percent of
Name and Address of Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Timothy P. Halter 174 FM 1830 Argyle, TX 76226		Common stock, $0.001 par value	901,394(6)	9.51%
David Brigante 174 FM 1830 Argyle, TX 76226		Common stock, $0.001 par value	747,498(7)	7.89%
George L. Diamond 174 FM 1830 Argyle, TX 76226		Common stock, $0.001 par value	675,082(8)	7.16%
Marat Rosenberg 174 FM 1830 Argyle, TX 76226		Common stock, $0.001 par value	675,554(9)	7.16%
* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 9,364,593 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of July 13, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Includes 3,888,000 shares held by Inversiones Orellana uno Ltda. Mr. Jorge Osvaldo Orellana Orellana is the sole shareholder of Inversiones Orellana uno Ltda and has voting and investment control over the securities held by it.

(4)

Includes 1,662,000 shares held by Inversiones Pizarro Rodríguez uno Ltda. Mr. Jorge Fernando Pizarro Arriagada is the sole shareholder of Inversiones Pizarro Rodríguez uno Ltda. and has voting and investment control over the securities held by it.

(5)

Includes 450,000 shares held by Inversiones Vergara Ltda. Mr. Iván Orlando Vergara Huerta is the sole shareholder of Inversiones Vergara Ltda. and has voting and investment control over the securities held by it.

(6)

Includes 275,349 shares held by TPH Capital, L.P., or TPH, 44,965 shares underlying a warrant to purchase shares of common stock issued to TPH, 119,092 shares held by HFI, 393,642 shares held by HFG and 68,346 shares underlying a 3% convertible promissory note in the principal amount of $190,000 issued to HFG. Timothy P. Halter is the sole member of TPH Capital GP, LLC, which is the sole general partner of TPH. TPH is a limited partner of HFI and HFG. Mr. Halter therefore may be deemed to be a beneficial owner of the shares held by TPH, HFI and HFG.

(7)

Includes 130,446 shares held by Bellfield Capital Partners, L.P., or Bellfield, 35,972 shares underlying a warrant to purchase shares of common stock issued to Bellfield, 119,092 shares held by HFI, 393,642 shares held by HFG and 68,346 shares underlying a 3% convertible promissory note in the principal amount of $190,000 issued to HFG. David Brigante is the sole member of Bellfield Capital Management, LLC, which is the sole general partner of Bellfield. Bellfield is a limited partner of HFI and HFG. Mr. Brigante therefore may be deemed to be a beneficial owner of the shares held by Bellfield, HFI and HFG.

(8)

Includes 94,002 shares held by Colhurst Capital, L.P., or Colhurst, 119,092 shares held by HFI, 393,642 shares held by HFG and 68,346 shares underlying a 3% convertible promissory note in the principal amount of $190,000 issued to HFG. George L. Diamond is the sole member of Colhurst Capital GP, LLC, which is the sole general partner of Colhurst. Colhurst is a limited partner of HFI and HFG. Mr. Brigante therefore may be deemed to be a beneficial owner of the shares held by Colhurst, HFI and HFG.

(9)

Includes 94,474 shares held by Rivergreen Capital, LLC, or Rivergreen, 119,092 shares held by HFI, 393,642 shares held by HFG and 68,346 shares underlying a 3% convertible promissory note in the principal amount of $190,000 issued to HFG. Marat Rosenberg is the sole member of Rivergreen, which is a limited partner of HFI and HFG. Mr. Rosenberg therefore may be deemed to be a beneficial owner of the shares held by Rivergreen, HFI and HFG.

Changes in Control

We do not currently have any arrangements which if consummated may result in a change of control of our Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN
CONTROL PERSONS; DIRECTOR INDEPENDENCE

Transactions with Related Persons

The following includes a summary of transactions since the beginning of the our fiscal year ended March 31, 2009, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

  On May 12, 2010, we completed a reverse acquisition transaction through a share exchange with Minera and the owners of all issued and outstanding capital stock of Minera, including Minera’s co-founders, Jorge Osvaldo Orellana Orellana and Jorge Fernando Pizarro Arriagada. Pursuant to the reverse acquisition, we acquired 99.9% of the outstanding capital stock of Minera in exchange for 6,000,000 shares of our common stock, par value $0.001. As a result of this transaction, Minera became our subsidiary and Messrs. Orellana and Pizarro became the beneficial owners of approximately 41.52% and 17.75%, respectively, of our outstanding capital stock.

  HFG provided certain advisory services to us in connection with the reverse acquisition of Minera and private placement transaction described above. Pursuant to an advisory agreement that Minera entered into with HFG on April 16, 2009, HFG agreed to (a) advise Minera with regard to its desire to effect a combination transaction with a U.S. domiciled public shell corporation, (b) help Minera identify suitable investment bank(s) to act as placement agent for its contemplated private placement transactions and (c) counsel management on matters related to the operating a U.S. domiciled public company. Under the terms of the advisory agreement, HFG was entitled to receive a cash payment of $450,000 at the closing of the reverse acquisition of Minera. In lieu of such cash payment, HFG agreed to accept a cash payment of $260,000 and a promissory note issued by us in the principal amount of $190,000 that accrues simple annual interest at a rate of 3%. The note is due and payable on the sooner of the closing of our next equity financing (including the receipt of additional funds by the Company from any subsequent closing of the May 12 private placement) or the 180th day following the date of its issuance. In addition, at any time that the note remains outstanding, it may be converted at HFG’s option into shares of our common stock at a conversion price of $2.78. At the closing, HFG was also issued a “make good” warrant, to purchase up to 985,104 shares of our common stock. The terms of the “make good” warrant issued to HFG are identical to the terms of the “make good” warrants issued to the investors in the private placement. The four principals and sole beneficial equity holders of HFG, Timothy Halter, David Brigante, Marat Rosenberg and George Diamond, are also the beneficial equity holders of HFI, which owned approximately 20.5% of our outstanding common stock prior to our reverse acquisition of Minera.

  HFS acted as placement agent in connection with the private placement transaction. As compensation for its services, HFS and/or its designees received a cash fee of $522,805.86, representing 9% of the gross proceeds received from the private placement, and warrants to purchase up to 188,062 shares of our common stock, representing 9% of number of shares issued to the investors in the private placement. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable at any time after the closing date of the private placement. Timothy Halter, David Brigante, Marat Rosenberg and George Diamond, the beneficial equity holders of HFI, are also the sole equity holders of WLT Brothers Holdings, Inc., which is the sole owner of HFS. However, none of such equity holders is an employee, member of the board of directors or similar governing body, or member of the management team of HFS.

  On July 1, 2008, Minera entered into an agreement with Geominco, a Chilean company wholly-owned by Mr. Orellana. Pursuant to this agreement, we retained Geominco to perform certain construction, remediation and administrative services in relation to our properties located in Matancilla and Salamanca. Payment for services performed under the agreement are pursuant to monthly invoices submitted by Geominco which are payable by us within 30 days. As of March 31, 2010, Minera owed 318,805,176 Pesos (approximately $607,873) to Geominco under the agreement, however, all amounts payable were forgiven in connection with our reverse acquisition and private placement transactions described above.

  On September 11, 2008, Minera issued a promissory note to Geominco in exchange for a loan of 200,000,000 Pesos (approximately $381,345). The entire amount of the loan remained outstanding as of March 31, 2010, however, on June 17, 2010 Geominco forgave 186,308,540 Pesos of the indebtedness under this loan, pursuant to a Loan Cancellation Agreement. Therefore, 13,691,460 Pesos (approximately $26,106) of this loan, which does not bear interest and matures on March 31, 2013, remains outstanding.

  On December 30, 2008, Minera issued a second promissory note to Geominco in exchange for a loan of 100,000,000 Pesos (approximately $190,672). The promissory note does not bear interest and is payable on demand. The entire amount of the loan remained outstanding as of March 31, 2010, however all amounts payable pursuant to this loan were forgiven by Geominco on June 17, 2010, pursuant to a Loan Cancellation Agreement.

  On July 31, 2009, Minera issued a third promissory note to Geominco in exchange for a loan of 250,000,000 Pesos (approximately $476,681). The promissory note does not bear interest and matures on March 31, 2013. The entire amount of the loan was outstanding as of March 31, 2010 and remains outstanding.

  On December 31, 2009, Minera issued a fourth promissory note to Geominco in exchange for a loan of 554,200,000 Pesos (approximately $1,056,708). The promissory note does not bear interest and matures on March 31, 2013. The entire amount of the loan was outstanding as of March 31, 2010 and remains outstanding.

  From time to time, Minera has borrowed funds from its shareholders, directors and officers. As of March 31, 2010, Minera had borrowed 200,000,000 Pesos (approximately $381,345) from Iván Orlando Vergara Huerta, a shareholder, 231,000,000 Pesos (approximately $440,453) from Jorge Fernando Pizarro Arriagada, a shareholder, and 6,320,000 Pesos (approximately $12,050) from Alain Orellana Sejas, its Chief Operating Officer. The loan from Alain Orellana Sejas was repaid in connection with our reverse acquisition and private placement transactions described above. In addition, on June 17, 2010, Mr. Jorge Fernando Pizarro Arriagada forgave 126,420,030 Pesos of the indebtedness under his loan and Mr. Iván Orlando Vergara Huerta forgave 34,229,250 Pesos of the indebtedness under his loan, pursuant to separate Loan Cancellation Agreements. The other loans, which do not bear interest and mature on March 31, 2013, remain outstanding.

Except as set forth in our discussion above, none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Director Independence

We currently do not have any independent directors, as the term "independent" is defined by the rules of the Nasdaq Stock Market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

In connection with our reverse acquisition of Minera, our board of directors approved the dismissal of S.W. Hatfield, CPA as our independent auditor and elected to continue the existing relationship of Minera with Schwartz, Levitsky & Feldman LLP, and appointed Schwartz, Levitsky & Feldman LLP as our independent auditor. For more information, see our current report on Form 8-K, filed on May 14, 2010.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 6,900,501 shares of our common stock that were issued or are issuable to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

On May 12, 2010, we completed a private placement in which we issued and sold to certain accredited investors an aggregate of 2,089,593 shares of our common stock for an aggregate purchase price of $5,809,000, or $2.78 per share, and warrants to purchase up to 1,044,803 shares of our common stock. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. For purposes of this section, we refer to these warrants as “Investor Warrants.”

In connection with the private placement, we agreed to certain “make good” provisions, pursuant to which we issued additional “make good” warrants to the investors to purchase up to an aggregate of 2,089,593 shares of our common stock, at an exercise price of $0.01 per share, which will only become exercisable if we do not meet certain financial performance targets in 2011 and 2012. The “make good” provisions established minimum net income thresholds of $14,382,102 and $15,179,687 for the 2011 and 2012 fiscal years, respectively. If, in a given fiscal year, 90% of the applicable minimum net income threshold is not met, such aggregate number of “make good” warrants will become exercisable equal to the amount by which our actual net income is less than the applicable financial target, divided by the financial target, and multiplied by 2,338,130. For purposes of this section, we refer to these warrants as “Make Good Warrants.”

HFS acted as placement agent in connection with this private placement. As compensation for its services, HFS and/or its designees received a cash fee of $522,805.86, representing 9% of the gross proceeds received from the private placement, and warrants to purchase up to 188,062 shares of our common stock, representing 9% of number of shares issued to the investors in the private placement. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable at any time after the closing date of the private placement. For purposes of this section, we refer to these warrants as “Placement Agent Warrants.”

On May 12, 2010, we also issued to HFG, which provided advisory services in connection with our reverse acquisition of Minera and the private placement, a 3% convertible promissory note in the principal amount of $190,000, convertible at HFG’s option into shares of our common stock at a conversion price of $2.78, and a “make good” warrant to purchase up to 985,104 shares of our common stock. The terms of the “make good” warrant issued to HFG are identical to the terms of the “make good” warrants issued to the investors in the private placement.

On May 12, 2010, we also issued 75,000 shares of our common stock a one-year warrant to purchase up to 360,000 shares of our common stock, at an exercise price of $2.78 per share, to AIBC, pursuant to a letter agreement that Minera entered into with AIBC on May 6, 2010.

See “History and Corporate Structure” above for a detailed description of the foregoing transactions.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 9,364,593 shares of common stock outstanding as of July 13, 2010.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer, except as noted below. Each registered broker-dealer or affiliate of a registered broker-dealer noted below certified to us that it had (i) purchased the securities covered by this Prospectus in the ordinary course of business and (ii) at the time of the purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

		Shares of		Percentage
	Beneficial	Common	Beneficial	of Common
	Ownership	Stock	Ownership	Stock
	Before the	Included in	After the	Owned After
Name	Offering	Prospectus	Offering (1)	Offering(2)
Abdolhosayn Taslimi & Shidan Taslimi Jt Ten (3)	44,965	44,965	0	*
BBS Capital Fund, LP (4)	125,000	125,000	0	*
Big Shovel, Inc. (5)	22,483	22,483	0	*
Cletus Davis (6)	22,483	22,483	0	*
David Scully (7)	89,930	89,930	0	*
Bellfield Capital Partners L.P. (8)	184,404	89,930	94,474	1.01%
David W Larson & Jennifer L Larson Jt Ten (9)	26,980	26,980	0	*
Diane Spolum (10)	89,930	89,930	0	*
Dipaolo Worthington Family Trust DTD 1/31/2008 UAD 01/31/08 (11)	44,965	44,965	0	*
Filuma S.R.O. (12)	359,713	359,713	0	*
Gerald W. Bolfing (13)	89,930	89,930	0	*
H Kathuria Investments II Pension Plan & Trust (14)	67,448	67,448	0	*
Halter Global Opportunity Fund L.P. (15)	269,785	269,785	0	*
Ingram Living Trust Dated 11/02/2005 UAD 11/02/05 (16)	44,965	44,965	0	*
Investment Hunter, LLC (17)	179,858	179,858	0	*
James V. Bacon Trust DTD 09/14/1995 UAD 03/26/09 (18)	44,965	44,965	0	*
James A. Sheahan & Melody K. Sheahan Jt Ten (19)	67,448	67,448	0	*
James Buckner (20)	89,930	89,930	0	*
Jaroslaw Popkowski (21)	89,930	89,930	0	*
John M. McCormack & Maryanne McCormack Comm Prop WROS (22)	44,965	44,965	0	*
Kevin Halter, Jr. (23)	179,958	179,858	100	*
KK Swogger Asset Management, LP (24)	89,930	89,930	0	*
Ladislav Bobiš (25)	269,785	269,785	0	*
Laura D. McHugh (26)	44,965	44,965	0	*
Lawrence Leary (27)	44,965	44,965	0	*
M. Carl Rice & Ellen Hyde Rice Comm Prop (28)	44,965	44,965	0	*
Marek Missala (29)	107,915	107,915	0	*
Mark E. Smead Rev. Living Trust UAD 11/17/95 (30)	44,965	44,965	0	*
Mark R. Mitchell & Katherine P. Mitchell TTEE, The Mark and Katherine Mitchell Family Trust dated Nov 7, 1990 (31)	89,930	89,930	0	*
Mark R. Mitchell MD A Medical Corporation Defined Benefit Pension Plan (32)	89,930	89,930	0	*
Mark Shinderman (33)	44,965	44,965	0	*

Mehran M. Taslimi (34)	179,858	179,858	0	*
Moenia S.R.O. (35)	269,785	269,785	0	*
Morávek Zdenek (36)	449,643	449,643	0	*
Paul E. Plowman Roth IRA #149-624 (37)	80,938	80,938	0	*
Perugia Investments L.P. (38)	44,965	44,965	0	*
Peter Anthony Gargagliano (39)	89,930	89,930	0	*
Peter D. Schiff (40)	107,826	107,826	0	*
Reisner Millennium Investments LLC (41)	44,965	44,965	0	*
Richard Potapchuk (42)	89,930	89,930	0	*
Ruha Taslimi & Shidan Taslimi Jt Ten (43)	44,965	44,965	0	*
Shidan Taslimi (44)	269,785	269,785	0	*
The Suter Family Trust UAD 04/12/02 (45)	89,930	89,930	0	*
Timothy R. Crane Trust DTD 12/06/2004 UAD 12/06/04 (46)	44,965	44,965	0	*
Tobias Etessami (47)	134,893	134,893	0	*
TPH Capital L.P. (48)	410,243	224,823	185,420	1.98%
White Pine Productions Defined Benefit Pension Plan (49)	116,908	116,908	0	*
Halter Financial Securities, Inc. (50)	10,094	10,094	0	*
WLT Brothers Holdings, Inc. (51)	45,423	45,423	0	*
James Groh (52)	35,430	35,430	0	*
Nicholas Hirsch (53)	9,993	9,993	0	*
William G. McBean (54)	17,896	17,896	0	*
Thomas Z. Tan (55)	17,895	17,895	0	*
David Marasek (56)	18,561	18,561	0	*
Mitchell Posner (57)	12,374	12,374	0	*
Global Hunter Securities, LLC (58)	2,500	2,500	0	*
Halter Financial Group, L.P. (59)	1,447,092	1,053,450	393,642	4.20%
AIBC International Corp. (SR) (60)	435,000	435,000	0	*
* Less than 1%

(1) Assumes that all securities offered are sold.

(2) As of July 13, 2010, a total of 9,364,593 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(4) Includes 50,000 shares of common stock, 25,000 shares of common stock underlying an Investor Warrant and 50,000 shares of common stock underlying a Make Good Warrant. Berke Bakay is the principal and portfolio manager of BBS Capital Fund, LP and has voting and dispositive control over the securities held by it.

(5) Includes 8,993 shares of common stock, 4,497 shares of common stock underlying an Investor Warrant and 8,993 shares of common stock underlying a Make Good Warrant. John Downs is the Chief Executive Officer of Big Shovel, Inc. and has voting and dispositive control over the securities held by it.

(6) Includes 8,993 shares of common stock, 4,497 shares of common stock underlying an Investor Warrant and 8,993 shares of common stock underlying a Make Good Warrant.

(7) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(8) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant. David Brigante is the sole member of Bellfield Capital  Management, LLC, which is the sole general partner of Bellfield Capital Partners L.P. and has voting and dispositive control over the securities held by it.

(9) Includes 10,792 shares of common stock, 5,396 shares of common stock underlying an Investor Warrant and 10,792 shares of common stock underlying a Make Good Warrant.

(10) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(11) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(12) Includes 143,885 shares of common stock, 71,943 shares of common stock underlying an Investor Warrant and 143,885 shares of common stock underlying a Make Good Warrant. J. Peterka is the managing partner of Filuma S.R.O. and has voting and dispositive control over the securities held by it.

(13) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(14) Includes 26,979 shares of common stock, 13,490 shares of common stock underlying an Investor Warrant and 26,979 shares of common stock underlying a Make Good Warrant.

(15) Includes 107,914 shares of common stock, 53,957 shares of common stock underlying an Investor Warrant and 107,914 shares of common stock underlying a Make Good Warrant. Mark Hood is the President of Halter Global Opportunity Fund L.P. and has voting and dispositive control over the securities held by it.

(16) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(17) Includes 71,943 shares of common stock, 35,972 shares of common stock underlying an Investor Warrant and 71,943 shares of common stock underlying a Make Good Warrant. Gary C. Evans is the Manager of Investment Hunter, LLC and has voting and dispositive control over the securities held by it.

(18) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(19) Includes 26,979 shares of common stock, 13,490 shares of common stock underlying an Investor Warrant and 26,979 shares of common stock underlying a Make Good Warrant.

(20) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(21) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(22) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(23) Includes 71,943 shares of common stock, 35,972 shares of common stock underlying an Investor Warrant and 71,943 shares of common stock underlying a Make Good Warrant.

(24) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant. Kurt Swogger and Katheryn Swogger are the General Partners of KK Swogger Asset Management, LP and has voting and dispositive control over the securities held by it.

(25) Includes 107,914 shares of common stock, 53,957 shares of common stock underlying an Investor Warrant and 107,914 shares of common stock underlying a Make Good Warrant.

(26) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(27) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(28) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(29) Includes 43,166 shares of common stock, 21,583 shares of common stock underlying an Investor Warrant and 43,166 shares of common stock underlying a Make Good Warrant.

(30) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(31) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(32) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(33) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(34) Includes 71,943 shares of common stock, 35,972 shares of common stock underlying an Investor Warrant and 71,943 shares of common stock underlying a Make Good Warrant.

(35) Includes 107,914 shares of common stock, 53,957 shares of common stock underlying an Investor Warrant and 107,914 shares of common stock underlying a Make Good Warrant. J. Peterka is the managing partner of Moenia S.R.O. and has voting and dispositive control over the securities held by it.

(36) Includes 179,857 shares of common stock, 89,929 shares of common stock underlying an Investor Warrant and 179,857 shares of common stock underlying a Make Good Warrant.

(37) Includes 32,375 shares of common stock, 16,188 shares of common stock underlying an Investor Warrant and 32,375 shares of common stock underlying a Make Good Warrant.

(38) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant. Ronald D. Ormand is the manager of Perugia Investments L.P. and has voting and dispositive control over the securities held by it.

(39) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(40) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant, 35,972 shares of common stock underlying a Make Good Warrant and 17,896 shares of common stock underlying a Placement Agent Warrant. Peter D. Schiff is the President of Euro Pacific Capital, Inc., a registered broker-dealer.

(41) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant. Jeffrey Reisner has voting and dispositive control over the securities held by Reisner Millennium Investments LLC.

(42) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(43) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(44) Includes 107,914 shares of common stock, 53,957 shares of common stock underlying an Investor Warrant and 107,914 shares of common stock underlying a Make Good Warrant.

(45) Includes 35,972 shares of common stock, 17,986 shares of common stock underlying an Investor Warrant and 35,972 shares of common stock underlying a Make Good Warrant.

(46) Includes 17,986 shares of common stock, 8,993 shares of common stock underlying an Investor Warrant and 17,986 shares of common stock underlying a Make Good Warrant.

(47) Includes 53,957 shares of common stock, 26,979 shares of common stock underlying an Investor Warrant and 53,957 shares of common stock underlying a Make Good Warrant.

(48) Includes 89,929 shares of common stock, 44,965 shares of common stock underlying an Investor Warrant and 89,929 shares of common stock underlying a Make Good Warrant. Timothy P. Halter is the sole member of TPH Capital GP, LLC, which is the sole general partner of TPH Capital L.P., and has voting and dispositive control over the securities held by it.

(49) Includes 46,763 shares of common stock, 23,382 shares of common stock underlying an Investor Warrant and 46,763 shares of common stock underlying a Make Good Warrant. David Brishin is the Trustee of White Pine Productions Defined Benefit Pension Plan and has voting and dispositive control over the securities held by it.

(50) Includes 10,094 shares underlying a Placement Agent Warrant. Nicholas Hirsch is the President and CEO of Halter Financial Securities, Inc. and has voting and dispositive control over the securities held by it. Halter Financial Securities, Inc. is a registered broker-dealer.

(51) Includes 45,423 shares underlying a Placement Agent Warrant. Timothy P. Halter is the Chairman of WLT Brothers Holdings, Inc. and has voting and dispositive control over the securities held by it.

(52) Includes 35,430 shares underlying a Placement Agent Warrant. James Groh is the Executive Managing Director of Halter Financial Securities, Inc., a registered broker-dealer.

(53) Includes 9,993 shares underlying a Placement Agent Warrant. Nicholas Hirsch is the President and CEO of Halter Financial Securities, Inc., a registered broker-dealer.

(54) Includes 17,896 shares underlying a Placement Agent Warrant. William G. McBean is an employee of Euro Pacific Capital, Inc., a registered broker-dealer.

(55) Includes 17,895 shares underlying a Placement Agent Warrant. Thomas Z. Tan is an employee of Euro Pacific Capital, Inc., a registered broker-dealer.

(56) Includes 18,561 shares underlying a Placement Agent Warrant. David Marasek is an employee of Wentworth Securities, Inc., a registered broker-dealer.

(57) Includes 12,374 shares underlying a Placement Agent Warrant. Mitchell Posner is the President of Wentworth Securities, Inc., a registered broker-dealer.

(58) Includes 2,500 shares underlying a Placement Agent Warrant. Daniel O. Conwill IV has voting and dispositive control over the securities held by Global Hunter Securities, LLC. Global Hunter Securities, LLC is a registered broker-dealer.

(59) Includes 68,346 shares of common stock underlying a 3% convertible promissory note in the principal amount of $190,000 (based on an initial conversion price of $2.78 per share) and 985,104 shares of common stock underlying a Make Good Warrant. HFG is a Texas limited partnership of which Halter Financial Investments GP, LLC, a Texas limited liability company, is the sole general partner. The limited partners of HFG are: (i) TPH Capital, LP., a Texas limited partnership of which TPH Capital GP, LLC, a Texas limited liability company, or TPH GP, is the general partner and Timothy P. Halter is the sole member of TPH GP, (ii) Bellifield, LP, a Texas limited partnership of which Bellifield Capital Management, LLC, a Texas limited liability company, or Bellifield LLC, is the sole general partner and David Brigante is the sole member of Bellifield LLC; (iii) Colhurst Capital LP, a Texas limited partnership of which Colhurst Capital GP LLC, a Texas limited liability company, or Colhurst LLC, is the general partner and George L. Diamond is the sole member of Colhurst LLC; and (iv) Rivergreen Capital, LLC, a Texas limited liability company, of which Marat Rosenberg is the sole member. As a result, each of the foregoing persons may be deemed to be a beneficial owner of the shares held of record by HFG.

(60) Includes 75,000 shares of common stock and 360,000 shares underlying a warrant to purchase shares of our common stock. William R. Burdette is the President of AIBC and has voting and dispositive control over the securities held by it.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of our preferred stock are currently outstanding. The issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants and Convertible Promissory Note

On May 12, 2010, we issued warrants to purchase up to 1,044,803 shares of our common stock to the investors in connection with the private placement transaction described above. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date.

In connection with the private placement transaction, on May 12, 2010, we also issued additional “make good” warrants to the investors to purchase up to an aggregate of 2,089,593 shares of our common stock, at an exercise price of $0.01 per share, which will only become exercisable if we do not meet certain financial performance targets in 2011 and 2012. The “make good” warrants established minimum net income thresholds of $14,382,102 and $15,179,687 for the 2011 and 2012 fiscal years, respectively. If, in a given fiscal year, 90% of the applicable minimum net income threshold is not met, such aggregate number of “make good” warrants will become exercisable equal to the amount by which our actual net income is less than the applicable financial target, divided by the financial target, and multiplied by 2,338,130.

In connection with the private placement transaction, on May 12, 2010, we also issued to HFS, the placement agent, and/or its designees warrants to purchase up to 188,062 shares of our common stock, representing 9% of number of shares issued to the investors in the private placement. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable at any time after the closing date of the private placement.

On May 12, 2010, we also issued to HFG, which provided advisory services in connection with our reverse acquisition of Minera and the private placement, a 3% convertible promissory note in the principal amount of $190,000, convertible at HFG’s option into shares of our common stock at a conversion price of $2.78, and a “make good” warrant to purchase up to 985,104 shares of our common stock. The terms of the “make good” warrant issued to HFG are identical to the terms of the “make good” warrants issued to the investors in the private placement.

On May 12, 2010, we also issued a one-year warrant to purchase up to 360,000 shares of our common stock, at an exercise price of $2.78 per share, to AIBC, pursuant to a letter agreement that Minera entered into with AIBC on May 6, 2010.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our Articles of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Their telephone number is (469) 663-0101.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 13, 2010, there were 9,364,593 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 6,900,501 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the total number of securities of the same class then outstanding, which will equal approximately 93,646 shares immediately after this offering; or

  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies, like us. The SEC has codified and expanded this position in the amendments discussed above by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

  the issuer of the securities that was formerly a shell company has ceased to be a shell company;

  the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

  the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

  the least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

As a result, it is likely that pursuant to Rule 144 our stockholders, who were stockholders of ours prior to the reverse acquisition of Minera, will be able to sell the their shares of our common stock from and after May 14, 2011 (the one year anniversary of our filing of current comprehensive disclosure following our reverse acquisition of Minera) without registration.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  to cover short sales made after the date that this registration statement is declared effective by the Commission;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the SEC. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Holland & Hart LLP, Reno, NV.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Schwartz, Levitsky & Feldman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

MINERA LICANCABUR S.A.

Financial Statements

For the years ended March 31, 2010 and 2009

Schwartz Levitsky Feldman llp
C H A R T E R E D A C C O U N T A N T S
L I C E N S E D P U B L I C A C C O U N T A N T S
T O R O N T O • M O N T R E A L

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Minera Licancabur S.A.

We have audited the accompanying balance sheets of Minera Licancabur S.A. as at March 31, 2010 and 2009 and the related statements of operations, deficit, comprehensive loss and cash flows for the years then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting. Accordingly, we express no such opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Minera Licancabur S.A. as at March 31, 2010 and 2009 and the results of its operations and its cash flows for the years ended March 31, 2010 and 2009 in conformity with United States generally accepted accounting principles.

Generally accepted accounting principles in the United States of America may differ in certain significant respect from generally accepted accounting principles in Canada. Information relating to the nature and effects of such changes is presented in note 9 to the financial statements.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered loss from operations and had working capital deficiencies as of March 31, 2010, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Schwartz Levitsky Feldman LLP Schwartz Levitsky Feldman LLP

Toronto, Ontario, Canada	Chartered Accountants
June 18, 2010	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel : 416 785 5353
Fax: 416 785 5663

MINERA LICANCABUR S.A. BALANCE SHEETS at March 31 (Amounts expressed in U.S. Dollars)
	2010	2009
ASSETS

Current
Other receivables	$70,263	$17,012
Goods in transit	22,850	-
	93,113	17,012

Property plant and equipment (Note 3)	2,933,130	1,460,961
Plant under construction (Note 3)	255,814	-

	$3,282,057	$1,477,973

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

Current liabilities
Accounts payable and accrued liabilities	$1,134,345	$243,028
Promissory notes (Note 4)	85,967	-
Due to related party (Note 5)	607,873	1,274,474
	1,828,185	1,517,502

PROMISSORY NOTES (Note 4)	1,765,338	647,700

	3,593,524	2,165,202

Stockholders’ deficiency
Capital stock (note 6)	10,715	10,715
Contributed surplus (note 4)	1,404,458	-
Deficit	(1,842,036)	(664,073)
Accumulated other comprehensive gain (loss)	115,397	(33,871)

	(311,466)	(687,229)

Total liabilities and stockholders’ deficiency	$3,282,057	$1,477,973

Going Concern (Note 1)
Income Taxes (Note 8)
United States and Canadian GAAP differences (Note 9)
Commitments (Note 10)
Related Party Transactions (Note 12)
Subsequent Events (Note 14)

The accompanying notes are an integral part of these financial statements.

MINERA LICANCABUR S.A. STATEMENT OF OPERATIONS, DEFICIT AND COMPREHENSIVE LOSS (Amounts expressed in U.S. Dollars) For the Years Ended March 31,
	2010	2009
Revenue	$260,703	$-

Operating expenses:
Impairment of mining rights (Note 7)	$26,617	384,781
Salaries and wages	190,553	228,731
General and administrative	212,495	15,561
Professional fees	664,504	35,000
Amortization	75,208	-
	1,169,377	664,073

Operating loss before the undernoted	(908,674)	(664,073)
Discount from fair value on initial recognition of long term non-interest bearing loans to related parties	(269,289)	-
Net Loss	(1,177,963)	(664,073)
Foreign exchange gain (loss)	149,268	(33,871)

Comprehensive loss for the year	$(1,028,695)	$(697,944)

Accumulated other comprehensive loss, beginning of year	$(33,871)	$-
Other comprehensive gain (loss) for the year	149,268	(33,871)

Accumulated other comprehensive gain (loss), end of year	$115,397	$(33,871)

Deficit beginning of year	$(664,073)	$-
Net loss for the year	(1,177,963)	(664,073)

Deficit end of year	$(1,842,036)	$(664,073)

Weighted average number of common shares outstanding	1,000	1,000

Loss per share – basic and diluted	$(1,178)	$(664)

The accompanying notes are an integral part of these financial statements.

MINERA LICANCABUR S.A. STATEMENT OF CASH FLOWS (Amounts expressed in U.S. Dollars) For the Years Ended March 31,

	2010	2009
Cash Flows from Operating Activities:
Net loss	$(1,177,963)	$(664,073)
Impairment of mining rights	26,617	384,781
Amortization	75,208	-
Discount from fair value on initial recognition of long Term non-interest bearing loans from related parties	269,289	-

Changes in non-cash working capital:
Increase in other receivables	(53,901)	(16,185)
Increase in goods in transit	(21,257)	-
Increase in accounts payable and accrued liabilities	896,395	231,208

Net Cash provided (used) by Operating Activities	14,388	(64,269)

Cash Flows from Investing Activities:

Acquisition of mining rights	(26,617)	(384,781)
Acquisition of Equipment	(1,803,191)	(1,389,902)

Net Cash used by Investing Activities	(1,829,808)	(1,774,683)

Cash Flows from Financing Activities:
Proceeds from issuance of promissory notes	2,355,969	616,197
Due from (repayment to) related party	(505,140)	1,222,370

Net Cash Provided By Financing Activities	1,850,829	1,838,567

Effects of foreign currency exchange rate changes	(35,409)	385

Net Increase in Cash and Cash Equivalents	-	-

Cash and Cash Equivalents at beginning of the year	-	-

Cash and Cash equivalents at end of the year	$-	$-

Supplemental information:
Income tax paid	Nil	Nil
Interest paid	Nil	Nil

The accompanying notes are an integral part of these financial statements.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

1. NATURE OF OPERATIONS

Organization

The Company was incorporated on January 24, 2008 in the Republic of Chile.

During the year, the Company started production of copper and generated revenues from its planned operations from it’s plant located in Ana Maria, Republic of Chile.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. This contemplates that assets will be realized and liabilities and commitments satisfied in the normal course of business.

As shown in the accompanying financial statements, the Company has a working capital deficit of $1,735,072, has incurred a net loss of $1,842,036 for the cumulative period from January 24, 2008 to March 31, 2010. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the production of copper. Management has plans to seek additional capital through private placements and public offering of its capital stock. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Although there are no assurances that management's plans will be realized, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Also see note 14.

2. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). Except as disclosed in Note 9, these principles do not differ materially from generally accepted accounting principles in Canada (“Canadian GAAP”).

Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Exploration Costs and Mineral Property Right Acquisitions

The Company is engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred. The Company assesses the carrying costs for impairment under Accounting Standards 930 Extractive Activities – Mining (AS 930) at each fiscal quarter end. Impairment is recognized when the sum of the expected undiscounted future cash flows is less than the carrying amount of the mineral property. Impairment losses, if any, are measured as the excess of the carrying amount of the mineral property over its estimated fair value. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the proven and probable reserves. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Concentrations

Concentration of Operations — The Company’s operations are all related to the production and extraction of minerals. A reduction in mineral prices or other disturbances in the minerals market could have an adverse effect on the Company’s operations.

The Company operates outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between the currency in which the Company operates (Chilean Pesos) and the United States Dollar.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions of future events that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, such as accrued liabilities and recovery value of equipment, deferred tax valuation allowance and the reported amounts of revenues and expenses for the reporting period. Actual results may differ materially from those reported.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

Foreign Currency Translation

The Company uses the “Current rate method” to translate its financial statements from Chilean Pesos into U.S. Dollars. The assets and liabilities of the Company, except for the capital, are translated into U.S. Dollars using the rate of exchange prevailing at the balance sheet date. The capital is translated at the historical rate. Adjustments resulting from the translation of the balance sheets of the company into U.S. Dollars are recorded in stockholders' equity as part of accumulated comprehensive income. The statement of operations is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are reflected in the statement of operations for the reporting periods. The statement of cash flows is translated at average rates during the reporting period, with the exception of issue of share and payment of dividends which are translated at the historical rates. Due to the use of different rates for translation, the figures in the statement of changes in cash flows may not agree with the differences between the year end balances as shown in the balance sheets.

Machinery and Equipment

Machinery and equipment is recorded at cost and is stated net of accumulated depreciation. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The costs of improvements that extend the life of equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

Machinery and equipment are depreciated at rates sufficient to write off their cost over their estimated useful lives on a straight-line basis. The estimated useful lives of the assets are as follows:

Property, plant and Equipment	10 years

Additions during the year are amortized on half year rule.

Revenue Recognition

Revenue is recognized at the time the sale price is fixed, the product’s title is transferred to the buyer and collectability of the sales proceeds is reasonably assured.

Comprehensive income

The Company has chosen to report comprehensive income in the statements of changes in stockholders’ deficiency. Comprehensive income comprised net income and all changes to stockholders' deficiency except those due to investments by owners and distributions to owners.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

Assets Retirement Obligation

The Company discloses its financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal use of the asset.

The fair value of a liability for an asset retirement obligation should be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. As at March 31, 2010, there are no assets retirement obligations.

Income Taxes

The Company recognizes a liability or asset for deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. Deferred tax items mainly relate to net operating loss carry forwards and accrued expenses. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred tax assets may not be realized. As of March 31, 2010, the Company had reduced its deferred tax assets by recording a valuation allowance of approximately $247,750 ($112,892 – 2009) (see Note 8).

Impairment and Disposal of Long-Lived Assets

The carrying values of long-lived assets are reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted future cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value.

Financial Instruments

The Company’s financial instruments consist of other receivables, accounts payable and accrued liabilities, promissory notes and due to related party. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, or credit risks arising from these financial instruments. The fair values of these financial instruments approximate their carrying values due to the relatively short period to maturity for these instruments.

The Company’s financial assets and liabilities are generally classified and measured as follows;

Assets/Liabilities	Classification	Measurement
Other receivables cost	Loans and receivables	Amortized cost
Accounts payable and accrued liabilities	Other liabilities	Amortized cost
Promissory notes	Other liabilities	Amortized cost
Due to related party	Other liabilities	Amortized cost

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

Accounting for Derivative Instruments and Hedging Activities

The Company recognizes all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

The Company has not entered into derivative contracts either to hedge existing risks or for speculative purposes. The adoption of this pronouncement does not have an impact on the Company’s financial statements.

Earnings (Loss) Per Share

The Company computes net loss of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Because the Company does not have any potentially dilutive securities only basic loss per share is presented in the accompanying financial statements.

United States Accounting Pronouncements Recently Adopted

The FASB accounting standards codification and the hierarchy of generally accepted accounting principles

In June 2009, the Financial Accounting Standards Board (FASB) issued the FASB Accounting Standards Codification (ASC) 105. The ASC amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP, except for SEC rules and interpretative releases which, for the Company, are also authoritative U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. The ASC identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in accordance with U.S. GAAP. The Company adopted this standard during the quarter ended September 30, 2009.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

United States Accounting Pronouncements Recently Adopted - Continued

Fair value measurements

In September 2006, the FASB issued an accounting standard codified in ASC 820, “Fair Value Measurements and Disclosures”. This standard established a single definition of fair value and a framework for measuring fair value, set out a fair value hierarchy to be used to classify the source of information used in fair value measurements, and required disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. This standard applies under other accounting standards that require or permit fair value measurements. One of the amendments deferred the effective date for one year relative to nonfinancial assets and liabilities that are measured at fair value, but are recognized or disclosed at fair value on a nonrecurring basis. This deferral applied to such items as nonfinancial assets and liabilities initially measured at fair value in a business combination (but not measured at fair value in subsequent (periods) or nonfinancial long-lived asset groups measured at fair value for an impairment assessment. These remaining aspects of the fair value measurement standard were adopted by the Company prospectively beginning April 1, 2009.

Business combinations

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), and, in April 2009, issued FAS 141 (R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies”, to amend and clarify SFAS No. 141(R), “Business Combinations”, now part of ASC 805, “Business Combinations”. Effective for the Company beginning on April 1, 2009, the standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquire, and any goodwill and establishes disclosure requirements that enable users of the Company’s financial statements to evaluate the nature and financial effects of the business combination. The adoption of this standard did not have a material impact on the Company’s financial statements.

Non-controlling interests in consolidated financial statements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 (“SFAS 160”), which is now a part of ASC 810. The amendments to ASC 810 are effective for the fiscal year beginning April 1, 2009 and changes the accounting and reporting for ownership interests in subsidiaries held by parties other than the parent. These non-controlling interests are to be presented in the consolidated balance sheet within equity but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest is to be clearly identified and presented on the face of the consolidated statement of operations. In addition, this ASC establishes standards for a change in a parent’s ownership interest in a subsidiary and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The ASC also establishes reporting requirements for providing sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company prospectively adopted this ASC effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

United States Accounting Pronouncements Recently Adopted - Continued

Determination of the useful life of intangible assets

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”, which amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets.” The guidance, now part of ASC 350, “Intangibles – Goodwill and Others”, and ASC 275, “Risks and Uncertainties”, applies to (i) intangible assets that are acquired individually or with a group of other assets and (ii) intangible assets acquired in both business combinations and asset acquisitions. Entities estimating the useful life of a recognized intangible asset must now consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The Company adopted this standard effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Equity method investment accounting considerations

In November 2008, the FASB issued EITF 08-06, “Equity Method Investment Accounting Considerations”, now part of ASC 323, “Investments – Equity Method and Joint Ventures”, which clarifies the accounting for certain transactions and impairment considerations involving equity method investments. The intent is to provide guidance on: (i) determining the initial measurement of an equity method investment, (ii) recognizing other-than-temporary impairments of an equity method investment and (iii) accounting for an equity method investee’s issuance of shares. The Company adopted this standard effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly

In April 2009, the FASB issued FSP No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”. The guidance, now part of ASC 820, “Fair Value Measurements and Disclosures”, provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. It also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company adopted this standard effective April 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Subsequent events

In May 2009, the FASB issued ASC 855, “Subsequent Events” (formerly SFAS No. 165 “Subsequent Events”) which requires SEC filers to evaluate subsequent events through the date the financial statements are issued. In February 2010, the FASB issued ASU 2010-09, “Amendments to Certain Recognition and Disclosure Requirements”, which amended the guidance in ASC 855 to remove the requirement to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. The adoption of this guidance did not have a material impact on the Company’s financial statements.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

United States Accounting Pronouncements Recently Adopted - Continued

Measuring liabilities at fair value

In August 2009, the FASB issued ASU No. 2009-05, “Measuring Liabilities at Fair Value”, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820, “Fair Value Measurements and Disclosures”. The ASU clarifies that the quoted price for an identical liability should be used; however, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered Level 1 fair value measurements. The Company adopted this ASU effective October 1, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

Accounting and reporting for decreases in ownership of a subsidiary

In January 2010, the FASB issued ASU 2010-02, “Consolidation (Topic 810) – Accounting and Reporting for Decreases in Ownership of a Subsidiary – A Scope Clarification”. The ASU clarifies that the scope of the decrease in ownership provisions included in ASC 810, “Consolidations” and related guidance applies to: (i) a subsidiary or a group of assets that is a business or a non-profit activity; (ii) a subsidiary that is a business or a non-profit activity that is transferred to an equity method investee or a joint venture; and (iii) an exchange of a group of assets that constitutes a business or non-profit activity for a non-controlling interest in an entity. The standard also clarifies that the decrease in ownership guidance does not apply to certain transactions, such as sales of in substance real estate or conveyance of oil and gas properties. The Company adopted this standard effective April 1, 2009 in conjunction with adoption of the non-controlling interest standard. The adoption of this standard did not have a material impact on the Company’s financial statements.

Equity

In January 2010, the FASB issued ASU No. 2010-01, “Equity”, which clarifies that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of earnings per share calculations. The Company adopted this ASU effective December 31, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

xii) Improving disclosures about fair value measurements

In January 2010, the FASB issued ASU No. 2010-06, “Improving Disclosures About Fair Value Measurements”, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of Levels 1 and Level 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances and settlements relative to Level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. The ASU is effective for the Company beginning on January 1, 2010, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective for the Company beginning on April 1, 2011. The Company adopted this ASU effective January 1, 2010. The adoption of this standard did not have a material impact on the Company’s financial statements. The Company does not have any such items and no additional disclosure has been made in these financial statements.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES – Continued

Recent United States accounting pronouncements not yet adopted

Revenue recognition

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition: Multiple-Deliverable Revenue Arrangements”, which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit. The amendments establish a selling price hierarchy for determining the selling price of a deliverable. The amendments also eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. For the Company, this ASU is effective prospectively for revenue arrangements entered into or materially modified on or after April 1, 2011. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Improvements to financial reporting by enterprises involved with variable interest entities

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities”, which amends ASC 810, “Consolidation”. The amendments give guidance and clarification of how to determine when a reporting entity should include the assets, liabilities, non-controlling interests and results of activities of a variable interest entity in its consolidated financial statements. The amendments in this ASU are effective for the Company beginning on April 1, 2010. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Embedded credit derivatives

In March 2010, the FASB issued ASU No. 2010-11, “Scope Exception Related to Embedded Credit Derivatives”, which clarifies that financial instruments that contain embedded credit-derivative features related only to the transfer of credit risk in the form of subordination of one instrument to another are not subject to bifurcation and separate accounting. The scope exception only applies to an embedded derivative feature that relates to subordination between tranches of debt issued by an entity and other features that relate to another type of risk must be evaluated for separation as an embedded derivative. The ASU is effective for the Company beginning on July 1, 2010, with early adoption permitted in first fiscal quarter beginning after March 5, 2010. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

Share based payment awards

In April 2010, the FASB issued ASU No. 2010-13, “Effect of Denominating the Exercise Price of Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades” which clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. This ASU will amend ASC 718, “Compensation- Stock Compensation” and it is effective for the Company beginning on April 1, 2011. The Company is currently evaluating the impact of this ASU on its consolidated financial statements.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

3. MACHINERY AND EQUIPMENT

				2010				2009
				Accumulated
		Cost		Amortization		Net		Net
	$		$		$		$
Santa Filomena Plant		255,814		-		255,814		-
Ana Maria Plant and equipment		3,008,338		75,208		2,933,130		1,460,961
		3,264,152		75,208		3,188,944		1,460,961

Amortization of Ana Maria plant amounted to $75,208 ($nil in 2008).

The Santa Filomena Plant is not being amortized as plant is still under construction.

4. PROMISSORY NOTES

Promissory notes payable to related parties are unsecured and consisted of the following:

			March 31,	March 31,
Company	Maturity	Interest Rate	2010	2009
Geominco EIRL	On demand	Nil	$26,695
Alain Sejas	On demand	Nil	12,050
Thomas Cooper	On demand	18%	47,222

Total Short Term			85,967
Ivan Vergara		Nil	$232,097
Jorge Pizarro		Nil	268,074
Geominco EIRL		Nil	1,265,167	647,700

Total Long Term			$1,765,338	647,700

All long term liabilities are valued at fair market value at inception. These long term loans do not bear interest and have a maturity date of March 31, 2013. As such, the Company recognized a discount on the face value of the loans at inception to adjust the carrying value to the fair value. Fair value was calculated by using the net present value of the loans, at an assumed interest rate of 18%. The amount of the discount, being $1,404,458 ($nil in 2009) was recorded in "Contributed surplus" on the accompanying balance sheet.

The discounts are being amortized over the lives of the promissory notes using the effective interest method, with interest expense being recorded as an expense in the related period. The Company recognized interest expense to amortize discounts on promissory notes to related parties in the amount of $269,289 ($nil in 2009).

5. DUE TO/FROM RELATED PARTY

As of March 31, 2010, the Company owes Geominco E.I.R.L. $607,873 (2009 - $1,274,474) (Chilean Pesos 318,805,176 (2009 - 590,081,462)). This advance is unsecured non-interest bearing and due on demand. The Company did not establish a bank account from inception (January 24, 2008) to March 31, 2010 and all cash transactions reflected in these financial statements were recorded in the bank accounts of Geominco E.I.R.L.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

6. CAPITAL STOCK

Authorized
Unlimited number of common shares
	2010	2009
Issued
1,000 Common Shares (1,000 in 2009)	$10,715	$10,715

The company issued 1,000 common shares valued at Chilean pesos 5,000 each.

7. IMPAIRMENT OF MINING RIGHTS

During fiscal 2010, the Company obtained rights to reclaim minerals at numerous sites in and around the Coquimbo region which is located in North Central Chile. The Company paid Chilean Pesos 14,305,810 equivalent to $26,617 (Chilean Pesos 181,424,485 equivalent to approximately $384,000 in 2009).

These rights have been expensed in these financial statements since the Company currently has no formal plan to exploit these mineral rights.

8. INCOME TAXES

Potential benefits of income tax losses and other tax assets are not recognized in the accounts until realization is more likely than not. As of March 31, 2010, the Company has net operating losses carried forward of approximately $1,457,350 ($697,944 – 2009) for tax purposes subject to expiration as described below. The Company is required to compute tax asset benefits for net, operating losses carried forward and other items giving rise to deferred tax assets. Future tax benefits which may arise as a result of these losses and other items have not been recognized in these financial statements as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these items.

The actual income tax provisions differ from the expected amounts calculated by applying the combined income tax rates applicable in each jurisdiction to the Company’s loss before income taxes. The components of these differences are as follows:

	March 31,	March 31,
	2010	2009
Corporate income tax rate	17%	17%

Expected income tax recovery	$(200,254)	$(112,892)
Net non capital losses carry forward	200,254	112,892
Income tax provision	$-	$-

The Company’s tax-effected deferred income tax assets and liabilities are estimated as follows:

	March 31,	March 31,
	2010	2009
Non-capital loss carry forwards	$86,473	$112,892
Less: valuation allowance	(86,473)	(112,892)
Net deferred tax assets	$-	$-

The net operating losses have no expiration period under Chilean Income Tax Act and can be carried forward to offset against future income.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

9. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

The financial statements have been prepared in accordance with US GAAP which differs in some respects from Canadian GAAP. The material differences in respect to these financial statements between Canadian and US GAAP, and their effect on the Company’s financial statements, are summarized below.

Mineral Properties and Deferred Expenditures

Under Canadian GAAP, mineral exploration expenditures on prospective properties are capitalized until such time as it is determined that further work is not warranted, at which point property costs would be written off. Under US GAAP, all exploration expenditures are expensed until an independent feasibility study has determined that the property is capable of commercial production.

At this stage, the Company has not yet identified economically recoverable reserves on any of its properties. Accordingly, under US and Canadian GAAP, all exploration costs incurred are expensed. Hence, there are no significant differences between US and Canadian GAAP. Also see note 7.

Recently adopted Canadian accounting pronouncements

Goodwill and intangible assets

Effective April 1, 2009, the Company adopted, CICA Handbook Section 3064, “Goodwill and Intangible Assets”, which replaces Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs” and establishes standards for the recognition, measurement and disclosure of goodwill and intangible assets. The provisions relating to the definition and initial recognition of intangible assets, including internally generated intangible assets, are equivalent to the corresponding provisions of International Accounting Standard IAS 38, “Intangible Assets”. The adoption of these amendments did not have a material impact on the Company’s financial statements.

Business combinations

On April 1, 2009, the Company early adopted CICA Handbook Section 1582, “Business Combinations”. This section establishes standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value. Obligations for contingent consideration and contingencies will also be recorded at fair value at the acquisition date. The standard also states that acquisition related costs will be expensed as incurred, that restructuring charges will be expensed in periods after the acquisition date and that non-controlling interests should be measured at fair value at the date of acquisition. The adoption of these amendments did not have a material impact on the Company’s financial statements.

Consolidated financial statements

On April 1, 2009, the Company early adopted CICA Handbook Section 1601, “Consolidated Financial Statements”. The new standard replaces Section 1600, “Consolidated Financial Statements”. This Section carries forward existing Canadian guidance for preparing consolidated financial statements other than guidance for non-controlling interests. The adoption of these amendments did not have a material impact on the Company’s financial statements.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

9. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) - Continued

Recently adopted Canadian accounting pronouncements - Continued

Non-controlling interests

On April 1, 2009, the Company early adopted CICA Handbook Section 1602, “Non-Controlling Interests”. The new standard establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination. The adoption of these amendments did not have a material impact on the Company’s financial statements.

Equity

In August 2009, the CICA amended presentation requirements of Handbook Section 3251, “Equity”, as a result of issuing Section 1602, “Non-Controlling Interests”. The amendments apply only to entities that have adopted Section 1602. The Company early adopted this standard effective April 1, 2009. The adoption of these amendments did not have a material impact on the Company’s financial statements.

Financial instruments – recognition and measurement

Effective July 1, 2009, the Company adopted CICA amendments to Handbook Section 3855, “Financial Instruments –Recognition and Measurement”, which add guidance concerning the assessment of embedded derivatives upon reclassification of a financial asset out of the held-for-trading category. These amendments apply to reclassifications made on or after July 1, 2009. The adoption of these amendments did not have a material impact on the Company’s financial statements.

Financial instruments – disclosure

In June 2009, the CICA amended Handbook Section 3862, “Financial Instruments – Disclosures”, to include additional disclosure requirements about fair value measurements of financial instruments and to enhance liquidity risk disclosure requirements. The amendments apply to annual financial statements relating to fiscal years ending after September 30, 2009. The adoption of these amendments did not have a material impact on the Company’s financial statements.

Recent Canadian accounting pronouncements not yet adopted

Accounting changes

In June 2009, the CICA amended Handbook Section 1506, “Accounting Changes”, to exclude from its scope changes in accounting policies upon the complete replacement of an entity’s primary basis of accounting. The amendment applies to interim and annual financial statements relating to fiscal years beginning on or after July 1, 2009. The Company is currently evaluating the impact of the amendments to the standard.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

9. DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”) - Continued

Recent Canadian accounting pronouncements not yet adopted - Continued

Comprehensive revaluation of assets and liabilities

In August 2009, the CICA amended Handbook Section 1625, “Comprehensive Revaluation of Assets and Liabilities”, as a result of issuing Section 1582, “Business Combinations”, Section 1601, “Consolidated Financial Statements”, and Section 1602, “Non-Controlling Interests”, in January 2009. The amendments apply prospectively to comprehensive revaluations of assets and liabilities occurring in fiscal years beginning on or after January 1, 2011. Earlier adoption is permitted as of the beginning of a fiscal year, provided that Section 1582 is also adopted. The Company is currently evaluating the impact of the amendments to the standard.

Multiple deliverable arrangements

In December 2009, the CICA issued Emerging Issues Committee (EIC) 175, “Multiple deliverable arrangements”. This abstract addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. It also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. For the Company, this abstract is effective on a prospective basis to all revenue arrangements with multiple deliverables entered into or materially modified in the fiscal period beginning April 1, 2011. The Company is currently evaluating the impact of this abstract on the Company’s financial statements.

10. COMMITMENTS

Santa Maria Plant

On November 20, 2008, the Company signed an option to acquire mining right to a property located in the Choapa province in the Republic of Chile known as the “Santa Maria Plant”. The option price is Chilean Pesos 250,000,000 that approximates $540,000. Due to certain government legal processes and other required documents, there is a delay in the transfer of the property ownership. The option to acquire the mining rights expired in June 2009 but was extended until the final legal process to transfer the land to the Company is completed.

11. SEGMENT INFORMATION

As at March 31, 2010, the Company operated in one reportable segment, being the exploration for and the development of mining rights in the Republic of Chile.

12. RELATED PARTY TRANSACTIONS

During the year the Company paid salaries of Chilean Pesos 24,160,578 equivalent to $44,950 (Chilean Pesos nil, $nil in 2009) to parties that are related to the shareholder of the Company.

During the year, the Company issued promissory notes to certain shareholders of the Company and related party, party related by virtue of companies under common control.

The Company did not establish a bank account since inception (January 4, 2008) to March 31, 2010 and all cash transactions reflected in these financial statements were recorded in the bank accounts of Geominco E.I.R.L.

The transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties under common control.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK FACTORS

The fair value of a financial instrument is the estimated amount that the Company would receive or pay to settle the financial assets and financial liabilities as at the reporting date. The book value of other receivables, accounts payable and accrued liabilities, and due to related party approximate fair values at the balance sheet dates.

The fair value of the long-term debt has been estimated by discounting future cash flows at a rate offered for debt of similar maturities and credit quality.

	2010		2009
Assets/Liabilities	Carrying value	Fair value	Carrying value	Fair value

Other receivables	70,263	70,263	17,012	17,012
Accounts payable and accrued liabilities	1,134,345	1,134,345	243,028	243,028
Due to related party	607,873	607,873	1,274,474	1,274,474

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

13. FAIR VALUE OF FINANCIAL INSTRUMENTS AND RISK FACTORS (cont’d)

Interest Rate Risk

The company’s exposure to interest rate fluctuations is not significant.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of amounts receivable. The Company is not exposed to material losses on its accounts receivable and future revenues.

Commodity Price Risk

The ability of the Company to develop its properties and the future profitability of the Company is directly related to the market price of certain minerals. The Company does not currently use derivative financial instruments to reduce its exposure to commodity price risk.

Liquidity Risk

The Company’s exposure to liquidity risk is dependent on the collection of amounts receivable and the ability to raise funds to meet purchase commitments and to sustain operations. The company controls its liquidity risk by managing working capital and cash flows.

Foreign Currency Risk

The Company is exposed to foreign currency risk as substantially all of the Company’s cash is denominated in Chilean Pesos. This risk is partially mitigated by the fact that a significant portion of the costs associated with the mining claims and deferred exploration expenditures are incurred in Chilean Pesos.

14. SUBSEQUENT EVENTS

a)

On May 6, 2010, the Company arranged a binding standby credit facility with AIBC International Corp. (SR). The facility was contingent on the completion of a private placement to raise a minimum of U$5,845,000 and business combination with a U.S. public reporting company whose securities are reported over-the-counter bulletin board or on a recognized North American national securities exchange.

The facility is for a maximum amount of $3,000,000 in U.S. dollar funds, and is available as a stand-by facility for a term of one year from the date thereof.

The cost of borrowing is payable in the form of 75,000 shares of common stock and one year warrants exercisable for 360,000 shares of public company common stock, issued concurrently with the public company’s equity financing. The warrants will have an exercise price equal to the price per share of common stock paid by investors in the equity financing.

Any advance is subject to the fees and interest. First $1 million at 8%, 2nd advance of $1 million at 12% and 3rd advance of $1 million at 18% plus 8%, 12% and 18% of each advance in the form of one year common stock purchase warrants at the ten day moving average trading price of the underlying security.

MINERA LICANCABUR S.A.
NOTES TO FINANCIAL STATEMENTS
For the years ended MARCH 31, 2010 and 2009
(Amounts expressed in U.S. Dollars)

14. SUBSEQUENT EVENTS - Continued

b)

On May 12, 2010, the Company closed a Share Exchange Agreement with Latin America Ventures, Inc (LAVI), a Nevada corporation. LAVI acquired 99.90% of the issued and outstanding capital stock of the Company in exchange for 6,000,000 shares of LAVI’s stock with a par value of $0.001, which constituted approximately 83.33% of LAVI’s issued and outstanding capital stock on a fully diluted basis as of and immediately after the closing of the transactions contemplated by the Share Exchange Agreement, but prior to the private placement transaction described below. The transaction resulted in change of control of LAVI and was recorded as a reverse acquisition transaction.

In order to comply with Chilean legal requirements, one of the former shareholders of the Company was allowed to retain 0.01% of the Company’s issued and outstanding capital stock.

Immediately after the share exchange agreement and with the approval of the holders of a majority of LAVI’s outstanding capital stock, the board of directors of LAVI unanimously approved an amendment to LAVI’s Articles of Incorporation to change its name to “Chile Mining Technologies Inc.” The name change became effective on June 16, 2010.

c)

On May 12, 2010, pursuant to a Securities Purchase Agreement , LAVI completed a private placement transaction with a group of accredited investors. LAVI issued an aggregate of 2,089,593 shares of its common stock for an aggregate purchase price of $5,809,000, or $2.78 per share, and warrants to purchase up to 1,044,803 shares of common stock. The warrants have term of four years, bear an exercise price of $3.61 per share, are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date.

The securities purchase agreement also established certain “make good” provisions. Under these provisions, LAVI issued additional warrants to the investors to purchase up to an aggregate of 2,089,593 shares of its common stock at an exercise price of $0.01 per share, which will only become exercisable if LAVI does not achieve certain financial performance targets in 2011 and 2012. These provisions set a minimum net income threshold of $14,382,102 and $15,179,687 for 2011 and 2012 fiscal years respectively. If in a given fiscal year, 90% of the applicable minimum net income threshold is not met, such aggregate number of make good warrants will become exercisable equal to the amount by which actual net income is less than the applicable financial target, divided by the financial target and multiplied by 2,338,130.

LAVI also entered into a registration rights agreement pursuant to which it is obliged to register the shares of common stock issued to investors, including the shares of common stock underlying warrants, within a pre-defined period, and a closing escrow agreement with Halter Financial Securities, Inc., the placement agent, Securities Transfer Corporation, as escrow agent, for deposit of funds by the investors.

LAVI also entered into a lock-up agreement with each of its directors and officers, pursuant to which each of them agreed not to transfer any share of capital stock held directly or indirectly by them for a one year period following the effective date of a registration statement covering the shares issued in connection with the private placement.

d)

Subsequent to the year end, under an agreement, the amounts owed to the related party Chilean Pesos 318,805,176 equivalent to $607,873 were forgiven in connection with the reverse acquisition. Also see note 5.

e)

On June 17, 2010, pursuant to a loan cancellation agreement, a related party forgave a portion of its promissory note receivable from the Company Chilean Pesos 186,308,540 equivalent to approximate $351,500.

6,900,501 Shares

CHILE MINING TECHNOLOGIES INC.

Common Stock

For the 90 days following the effectiveness of this prospectus and ending on ___________, 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS

, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$1,478
Printing Fees and Expenses	2,500*
Legal Fees and Expenses	50,000*
Accounting Fees and Expenses	50,000*
Blue Sky Fees and Expenses	5,000*
Transfer Agent and Registrar Fees	2,000*
Miscellaneous	1,500*
Total	$112,478*

*Estimated amount

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On May 12, 2010, we issued 6,000,000 shares of our common stock to the shareholders of Minera. The total consideration for the 6,000,000 shares of our common stock was 999 shares of Minera, which is 99.9% the issued and outstanding capital stock of Minera. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to the shareholders of Minera was determined based on an arms-length negotiation. The issuance of these shares was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 12, 2010, we also completed a private placement in which we issued and sold to certain accredited investors an aggregate of 2,089,593 shares of our common stock for an aggregate purchase price of $5,809,000, or $2.78 per share, and warrants to purchase up to 1,044,803 shares of our common stock. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable by investors at any time after the closing date. As a result of this private placement, we raised approximately $5.8 million in gross proceeds, which left us with approximately $4.5 million in net proceeds after the deduction of offering expenses in the amount of approximately $1.3 million. The foregoing issuance was made in reliance upon exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

In connection with the private placement, we agreed to certain “make good” provisions, pursuant to which we issued additional “make good” warrants to the investors to purchase up to an aggregate of 2,089,593 shares of our common stock, at an exercise price of $0.01 per share, which will only become exercisable if we do not meet certain financial performance targets in 2011 and 2012. The “make good” provisions established minimum net income thresholds of $14,382,102 and $15,179,687 for the 2011 and 2012 fiscal years, respectively. If, in a given fiscal year, 90% of the applicable minimum net income threshold is not met, such aggregate number of “make good” warrants will become exercisable equal to the amount by which our actual net income is less than the applicable financial target, divided by the financial target, and multiplied by 2,338,130. The foregoing issuance was made in reliance upon exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

HFS acted as placement agent in connection with this private placement. As compensation for its services, HFS and/or its designees received a cash fee of $522,805.86, representing 9% of the gross proceeds received from the private placement, and warrants to purchase up to 188,062 shares of our common stock, representing 9% of number of shares issued to the investors in the private placement. The warrants have a term of four years, bear an exercise price of $3.61 per share (subject to customary adjustments), are exercisable on a net exercise or cashless basis and are exercisable at any time after the closing date of the private placement. The foregoing issuance was made in reliance upon exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 12, 2010, we also issued to HFG, which provided advisory services in connection with our reverse acquisition of Minera and the private placement, a 3% convertible promissory note in the principal amount of $190,000, convertible at HFG’s option into shares of our common stock at a conversion price of $2.78, and a “make good” warrant to purchase up to 985,104 shares of our common stock. The terms of the “make good” warrant issued to HFG are identical to the terms of the “make good” warrants issued to the investors in the private placement. The foregoing issuance was made in reliance upon exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On May 12, 2010, we also issued 75,000 shares of our common stock a one-year warrant to purchase up to 360,000 shares of our common stock, at an exercise price of $2.78 per share, to AIBC, pursuant to a letter agreement that Minera entered into with AIBC on May 6, 2010. The foregoing issuance was made in reliance upon exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On November 18, 2008, we issued 1,500,000 shares of our common stock to the sole stockholder of LAV, Mr. Pierre Galoppi. The total consideration for the 1,500,000 shares of our common stock was 10,000 shares of LAV, which is all the issued and outstanding capital stock of LAV. We did not receive any cash consideration in connection with the share exchange. The number of our shares issued to Mr. Galoppi was determined based on an arms-length negotiation. The issuance of these shares was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On September 26, 2007, we issued 400,000 shares to Halter Financial and 100,016 shares to 455 unsecured creditors of the SMS Companies in connection with the SMS Companies’ Chapter 11 reorganization. These shares were issued pursuant to Section 1145(a) of the Bankruptcy Code.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations in substance that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement, dated May 12, 2010, among the Company, Minera Licancabur, S.A. and its shareholders [Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
2.2	Share Exchange Agreement, dated November 18, 2008, among the Company, Latin America Ventures, Inc. and its stockholders [Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 21, 2008]
2.3	First Amended, Modified Chapter 11 Plan [Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 filed on March 12, 2008]
2.4	Order Confirming First Amended, Modified Chapter 11 Plan [Incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 filed on March 12, 2008]
3.1*	Articles of Incorporation of the Company, as amended to date
3.2	Amended and Restated Bylaws, adopted on May 12, 2010 [Incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.1	Form of Closing Warrant, dated May 12, 2010 [Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.2	Form of Make Good Warrant, dated May 12, 2010 [Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.3	Warrant issued to Halter Financial Group, L.P. on May 12, 2010 [Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.4	Convertible Promissory Note issued Halter Financial Group, L.P. on May 12, 2010 [Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.5	Form of Registration Rights Agreement, dated May 12, 2010 [Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
5*	Opinion of Holland & Hart LLP as to the legality of the shares.
10.1	Cancellation Agreement, dated May 12, 2010, among the Company, Halter Financial Investments, L.P. and Mr. Pierre Galoppi [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.2	Form of Securities Purchase Agreement, dated May 12, 2010 [Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.3	Closing Escrow Agreement, among the Company, Halter Financial Securities, Inc. and Securities Transfer Corporation, dated May 12, 2010 [Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2010]

Exhibit No.	Description
10.4	Form of Lock-up Agreement, dated May 12, 2010 [Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.5	Letter Agreement, dated May 6, 2010, between Minera Licancabur S.A. and AIBC International Corp.(SR)
[Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.6	Services Agreement, dated July 1, 2008, between Minera Licancabur S.A. and Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L. (English Translation) [Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.7	Loan Agreement, dated September 11, 2008 between Minera Licancabur S.A. and Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L. (English Translation) [Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.8	Loan Agreement, dated December 31, 2008 between Minera Licancabur S.A. and Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L. (English Translation) [Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
21.1	Subsidiaries of the Company [Incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
23.1*	Consent of Schwartz, Levitsky & Feldman LLP
23.2*	Consent Holland & Hart LLP, included in Exhibit 5
24*	Power of Attorney (included on the signature page of this registration statement)

*Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Chile, on the 16th day of July, 2010.

CHILE MINING TECHNOLOGIES INC.

By: /s/ Jorge Osvaldo Orellana Orellana
Jorge Osvaldo Orellana Orellana
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Jorge Osvaldo Orellana Orellana and Jorge Arriagada Pizarro, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Jorge Osvaldo Orellana Orellana	Chairman and Chief Executive Officer (Principal Executive Officer)
Jorge Osvaldo Orellana Orellana

/s/ Jose Luis Munoz Aviles	Chief Financial Officer (Principal Financial and Accounting Officer)
Jose Luis Munoz Aviles

/s/ J. Christopher McLean	Director
J. Christopher McLean

/s/ Jorge Fernando Pizarro Arriagada	Director
Jorge Fernando Pizarro Arriagada

/s/ Iván Orlando Vergara Huerta	Director
Iván Orlando Vergara Huerta

/s/ Gerard Pascale	Director
Gerard Pascale

Exhibit No.	Description
2.1	Share Exchange Agreement, dated May 12, 2010, among the Company, Minera Licancabur, S.A. and its shareholders [Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
2.2	Share Exchange Agreement, dated November 18, 2008, among the Company, Latin America Ventures, Inc. and its stockholders [Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 21, 2008]
2.3	First Amended, Modified Chapter 11 Plan [Incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 filed on March 12, 2008]
2.4	Order Confirming First Amended, Modified Chapter 11 Plan [Incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 filed on March 12, 2008]
3.1*	Articles of Incorporation of the Company, as amended to date
3.2	Amended and Restated Bylaws, adopted on May 12, 2010 [Incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.1	Form of Closing Warrant, dated May 12, 2010 [Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.2	Form of Make Good Warrant, dated May 12, 2010 [Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.3	Warrant issued to Halter Financial Group, L.P. on May 12, 2010 [Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.4	Convertible Promissory Note issued Halter Financial Group, L.P. on May 12, 2010 [Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
4.5	Form of Registration Rights Agreement, dated May 12, 2010 [Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
5*	Opinion of Holland & Hart LLP as to the legality of the shares.
10.1	Cancellation Agreement, dated May 12, 2010, among the Company, Halter Financial Investments, L.P. and Mr. Pierre Galoppi [Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.2	Form of Securities Purchase Agreement, dated May 12, 2010 [Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.3	Closing Escrow Agreement, among the Company, Halter Financial Securities, Inc. and Securities Transfer Corporation, dated May 12, 2010 [Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on May 14, 2010]

Exhibit No.	Description
10.4	Form of Lock-up Agreement, dated May 12, 2010 [Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.5	Letter Agreement, dated May 6, 2010, between Minera Licancabur S.A. and AIBC International Corp.(SR) [Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.6	Services Agreement, dated July 1, 2008, between Minera Licancabur S.A. and Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L. (English Translation) [Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.7	Loan Agreement, dated September 11, 2008 between Minera Licancabur S.A. and Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L. (English Translation) [Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
10.8	Loan Agreement, dated December 31, 2008 between Minera Licancabur S.A. and Contratista en Geologia, Mineria y Construccion Jorge Orellana E.I.R.L. (English Translation) [Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
21.1	Subsidiaries of the Company [Incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed on May 14, 2010]
23.1*	Consent of Schwartz, Levitsky & Feldman LLP
23.2*	Consent Holland & Hart LLP, included in Exhibit 5
24*	Power of Attorney (included on the signature page of this registration statement)

*Filed herewith.